Exhibit 99.2

Offering Memorandum Excerpts

Summary Historical Consolidated Financial Data of

Caesars Entertainment Corporation

The following table presents CEC’s summary historical consolidated financial data for the periods presented. The summary historical consolidated financial data for the years ended December 31, 2009, 2010 and 2011 are derived from and should be read in conjunction with CEC’s audited consolidated financial statements incorporated by reference herein. The summary historical consolidated financial data for the nine month periods ended September 30, 2011 and 2012 are derived from and should be read in conjunction with CEC’s unaudited consolidated condensed financial statements incorporated by reference herein. Except as otherwise described herein, CEC’s unaudited consolidated condensed financial statements have been prepared on a basis consistent with CEC’s annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data.

	Year ended December 31, 2009(1)		Year ended December 31, 2010(1)	Year ended December 31, 2011(1)	Nine months ended September 30, 2011(2)	Nine months ended September 30, 2012(2)
	(dollars in millions)
Income Statement Data
Revenues
Casino	$7,124.3		$6,917.9	$6,637.1	$4,846.5	$4,758.4
Food and beverage	1,479.3		1,510.6	1,534.4	1,145.6	1,158.3
Rooms	1,068.9		1,132.3	1,208.2	905.9	932.3
Management fees	56.6		39.1	35.8	27.7	34.4
Other	592.4		576.3	682.5	469.8	626.7
Less: casino promotional allowances	(1,414.1)		(1,357.6)	(1,263.5)	(928.0)	(937.6)

Net revenues	8,907.4		8,818.6	8,834.5	6,467.5	6,572.5

Operating Expenses
Direct
Casino	3,925.5		3,948.9	3,746.5	2,731.1	2,727.3
Food and beverage	596.0		621.3	665.7	495.7	503.2
Rooms	213.5		259.4	287.1	216.5	230.1
Property, general, administrative and other	2,018.8		2,061.7	2,118.5	1,571.9	1,577.9
Depreciation and amortization	683.9		735.5	712.5	518.6	546.6
Write-downs, reserves, and project opening costs, net of recoveries	52.2		149.7	96.0	60.0	63.4
Intangible and tangible asset impairment charges	1,697.3		193.0	11.0	27.1	720.5
Loss on interests in non-consolidated affiliates	2.2		1.5	7.9	4.2	8.8
Corporate expense	150.7		140.9	152.8	115.1	145.2
Acquisition and integration costs	0.3		13.6	4.3	3.6	2.2
Amortization of intangible assets	174.8		160.8	156.7	117.7	129.6

Total operating expenses	9,515.2		8,286.3	7,959.0	5,861.5	6,654.8

(Loss)/income from operations	(607.8)		532.3	875.5	606.0	(82.3)
Interest expense, net of interest capitalized	(1,892.5)		(1,981.6)	(2,122.3)	(1,448.3)	(1,574.3)
Gains on early extinguishments of debt	4,965.5		115.6	47.9	47.9	79.5
Other income, including interest income	33.0		41.7	25.3	16.7	19.4

Income/(loss) from continuing operations before income taxes	2,498.2		(1,292.0)	(1,173.6)	(777.7)	(1,557.7)
(Provision)/benefit for income taxes	(1,651.8)		468.7	506.9	271.2	502.9

Income/(loss) from continuing operations, net of income taxes	846.4		(823.3)	(666.7)	(506.5)	(1,054.8)
Discontinued operations
Income from discontinued operations					57.9	46.5
Provision for income taxes					(22.7)	(18.0)

Income from discontinued operations, net of income taxes					35.2	28.5

Net income/(loss)	846.4		(823.3)	(666.7)	(471.3)	(1,026.3)
Less: net (income)/loss attributable to non-controlling interests	(18.8)		(7.8)	(20.9)	4.3	(1.5)

Net income/(loss) attributable to Caesars	$827.6		$(831.1)	$(687.6)	$(467.0)	$(1,027.8)

Other Financial Data
Capital expenditures, net of changes in construction payables	$464.5		$160.7	$283.2	$161.6	$304.0
Ratio of earnings to fixed charges(3)	2.3	x	—	—	—	—

(1)	Amounts presented for the years ended December 31, 2009, 2010 and 2011 have not been restated to give effect to the Harrah’s St. Louis Disposition. The table below recasts certain amounts in Caesars Entertainment Corporation’s consolidated statements of comprehensive loss and consolidated statements of cash flows for the years ended December 31, 2009, 2010 and 2011 to reflect the results of Harrah’s St. Louis as discontinued operations, and consolidated balance sheets as of December 31, 2010 and 2011 to reflect the assets and liabilities included in the purchase agreement as held for sale. See “—Recent Developments—Harrah’s St. Louis Disposition.”

	2009		2010		2011
	As Reported	As Recast	As Reported	As Recast	As Reported	As Recast
	(in millions, except per share data)
Net revenues	$8,907.4	$8,624.4	$8,818.6	$8,556.2	$8,834.5	$8,576.8
Income/(loss) from continuing operations, net of income taxes	846.4	794.9	(823.3)	(863.1)	(666.7)	(712.5)
Income from discontinued operations, net of income taxes	—	51.5	—	39.8	—	45.8

Net income/(loss)	846.4	846.4	(823.3)	(823.3)	(666.7)	(666.7)

Earnings/(loss) per share—basic:
Earnings/(loss) per share from continuing operations	6.67	5.94	(8.37)	(8.77)	(5.50)	(5.86)
Earnings per share from discontinued operations	—	0.73	—	0.40	—	0.36

Earnings/(loss) per share—basic	6.67	6.67	(8.37)	(8.37)	(5.50)	(5.50)

Earnings/(loss) per share—diluted:
Earnings/(loss) per share from continuing operations	3.95	3.70	(8.37)	(8.77)	(5.50)	(5.86)
Earnings per share from discontinued operations	—	0.25	—	0.40	—	0.36

Earnings/(loss) per share—diluted	3.95	3.95	(8.37)	(8.37)	(5.50)	(5.50)

Assets held for sale—current			—	14.6	—	11.6
Assets held for sale—non-current			—	609.3	—	593.4
Liabilities held for sale—current			—	13.2	—	10.1

Cash flows provided by operating activities	220.2	148.0	170.8	104.7	123.1	59.8
Cash flows used in investing activities	(523.3)	(518.1)	(287.9)	(286.2)	(1,017.0)	(1,011.8)
Cash flows from discontinued operations
Cash flows provided by operating activities	—	72.2	—	66.1	—	63.3
Cash flows used in investing activities	—	(5.2)	—	(1.7)	—	(5.2)

(2)	Amounts presented for the nine months ended September 30, 2011 and 2012 reflect the results of Harrah’s St. Louis as discontinued operations. See “—Recent Developments—Harrah’s St. Louis Disposition.”
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and minority interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. The method for calculating fixed charges for purposes of the ratio disclosed herein may differ from the method of calculating fixed charges under CEOC’s debt agreements. Our earnings were insufficient to cover our fixed charges by $1,280.9 million, $1,175.8 million, $719.6 million and $1,567.2 million for the year ended December 31, 2010, the year ended December 31, 2011, the nine months ended September 30, 2011 and the nine months ended September 30, 2012, respectively.

Summary Historical Condensed Consolidated Financial Data of Caesars Entertainment Operating Company, Inc.

The following table presents the historical condensed consolidated financial data of CEOC and its consolidated subsidiaries for the years ended December 31, 2009, 2010 and 2011 and for the nine month periods ended September 30, 2011 and 2012. CEOC does not report audited financial information on a stand-alone basis. Accordingly, the financial data presented herein for CEOC has been derived from CEC’s financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at CEC that are not components of CEOC.

We believe that the summary historical condensed consolidated financial data for CEOC as the issuer of the Additional First Lien Notes offered hereby provides a meaningful presentation for investors to consider given other operations and activities of Caesars that are not included in the credit of CEOC, including the separate real estate financing by other subsidiaries of CEC.

You should read this data in conjunction with CEC’s financial statements and the related notes incorporated by reference herein.

Year ended December 31, 2009(2)	Year ended December 31, 2010(2)	Year ended December 31, 2011(2)	Nine months ended September 30, 2011(3)	Nine months ended September 30, 2012(3)
(dollars in millions)
Income Statement Data(1)
Revenues
Casino	$5,757.6	$5,646.1	$5,408.1	$3,921.3	$3,834.8
Food and beverage	946.3	1,012.4	1,033.1	766.0	767.0
Rooms	636.7	704.8	754.8	561.5	587.4
Management fees	56.6	39.1	35.8	27.7	34.4
Other	443.2	438.9	478.7	349.9	379.9
Less: casino promotional allowances	(1,010.0)	(985.2)	(906.5)	(661.7)	(674.6)

Net revenues	6,830.4	6,856.1	6,804.0	4,964.7	4,928.9

Operating Expenses
Direct
Casino	3,267.2	3,289.8	3,102.5	2,254.1	2,245.8
Food and beverage	345.0	385.5	422.1	312.2	311.5
Rooms	118.2	154.7	171.3	129.3	136.9
Property, general, administrative and other	1,466.6	1,499.0	1,516.4	1,128.1	1,059.9
Depreciation and amortization	523.5	573.2	556.1	400.4	427.9
Write-downs, reserves, and project opening costs, net of recoveries	15.5	123.8	91.9	58.5	56.8
Intangible and tangible asset impairment charges	1,238.2	193.0	11.0	27.1	717.5
(Income)/loss on interests in non-consolidated affiliates	(0.4)	3.7	6.9	2.9	9.9
Corporate expense	110.7	107.5	120.9	91.0	120.0
Acquisition and integration costs	0.3	12.8	3.5	2.9	1.9
Amortization of intangible assets	115.2	101.3	97.1	72.9	78.4

Total operating expenses	7,200.0	6,444.3	6,099.7	4,479.4	5,166.5

(Loss)/income from operations	(369.6)	411.8	704.3	485.3	(237.6)
Interest expense, net of interest capitalized	(1,678.5)	(1,782.0)	(2,030.9)	(1,381.7)	(1,509.7)
Gains/(losses) on early extinguishments of debt	3,929.6	(4.7)	—	—	—
Other income, including interest income	32.0	40.9	24.1	15.9	18.4

Income/(loss) from continuing operations before income taxes	1,913.5	(1,334.0)	(1,302.5)	(880.5)	(1,728.9)
(Provision)/benefit for income taxes	(1,287.2)	490.9	533.5	308.8	563.2

Income/(loss) from continuing operations, net of income taxes	626.3	(843.1)	(769.0)	(571.7)	(1,165.7)
Discontinued operations
Income from discontinued operations	57.9	46.5
Provision for income taxes	(22.7)	(18.0)

Income from discontinued operations, net of income taxes	35.2	28.5

Net income/(loss)	626.3	(843.1)	(769.0)	(536.5)	(1,137.2)
Less: net income attributable to non-controlling interests	(13.5)	(8.0)	(10.4)	4.0	(1.7)

Net income/(loss) attributable to Caesars Entertainment Operating Company, Inc.	$612.8	$(851.1)	$(779.4)	$(532.5)	$(1,138.9)

Other Financial Data
Capital expenditures, net of changes in construction payables	$437.8	$135.4	$248.9	$137.1	$278.9
Property EBITDA(4)	1,633.4	1,527.1	1,591.7	1,212.5	1,227.8
Ratio of earnings to fixed charges(5)	2.1	x	—	—	—	—

Last twelve months ended September 30, 2012
(in millions)
LTM Adjusted EBITDA—Pro Forma(6)	$1,561.0

(1)

CEOC operates businesses that have inherently low variable costs such that positive change in revenues should drive relatively large improvements in income from operations and EBITDA. A key determinant of hotel revenues is the average daily hotel rate, or ADR, that is charged. Increases in ADR would drive nearly a dollar for dollar improvement in income from operations and EBITDA and on CEOC’s room base of approximately 28,000 rooms, CEOC anticipates that a $5 increase in ADR on an annual basis would equate to an improvement to annual income from operations and EBITDA of approximately $39 million. CEOC’s average system-wide ADR was $110 in 2007, compared to $100 during the last twelve months ended September 30, 2012. Likewise, CEOC anticipates that a $5 improvement in spend per rated customer gaming trip would equate to an improvement to its annual income from operations and EBITDA of approximately $78 million, and a $5 improvement per unrated customer gaming trip would equate to an improvement to its annual income from operations and EBITDA of approximately $55 million. Average spending per rated customer gaming trip declined from $184 in 2007 to $155 during the last twelve months ended September 30, 2012. While CEOC uses 2007 as a measurement for its financial performance and the gaming industry in general, CEOC may not attain those financial levels in the near term, or at all.
(2)	Amounts presented for the years ended December 31, 2009, 2010 and 2011 have not been restated to give effect to the Harrah’s St. Louis Disposition. The table below recasts certain amounts in CEOC’s consolidated condensed statements of operations and consolidated condensed statements of cash flows for the years ended December 31, 2009, 2010 and 2011 to reflect the results of Harrah’s St. Louis as discontinued operations, and consolidated condensed balance sheets as of December 31, 2010 and 2011 to reflect the assets and liabilities included in the purchase agreement as held for sale. See “—Recent Developments—Harrah’s St. Louis Disposition.”

	2009		2010		2011
	As Reported	As Recast	As Reported	As Recast	As Reported	As Recast
	(in millions)
Net revenues	$6,830.4	$6,547.4	$6,856.1	$6,593.7	$6,804.0	$6,546.3
Income/(loss) from continuing operations, net of income taxes	626.3	574.8	(843.1)	(882.9)	(769.0)	(814.8)
Income from discontinued operations, net of income taxes	—	51.5	—	39.8	—	45.8

Net income/(loss)	626.3	626.3	(843.1)	(843.1)	(769.0)	(769.0)

Assets held for sale—current			—	14.6	—	11.6
Assets held for sale—non-current			—	609.3	—	593.4
Liabilities held for sale—current			—	13.2	—	10.1

Cash flows used in operating activities	(98.3)	(170.5)	(207.9)	(274.0)	(235.7)	(299.0)
Cash flows used in investing activities	(496.6)	(491.4)	(257.4)	(255.7)	(768.2)	(763.0)
Cash flows from discontinued operations
Cash flows provided by operating activities	—	72.2	—	66.1	—	63.3
Cash flows used in investing activities	—	(5.2)	—	(1.7)	—	(5.2)

(3)	Amounts presented for the nine months ended September 30, 2011 and 2012 reflect the results of Harrah’s St. Louis as discontinued operations. See “—Recent Developments—Harrah’s St. Louis Disposition.”
(4)	CEOC presents Property EBITDA as a supplemental measure of its performance. CEOC defines Property EBITDA as revenues less property operating expenses. Set forth below is a reconciliation of net income/(loss) attributable to CEOC, its most comparable measure in accordance with GAAP, to Property EBITDA. Property EBITDA is comprised of net income/(loss) attributable to CEOC before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses and (v) certain items that CEOC does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA, you should be aware that in the future CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. CEOC’s presentation of Property EBITDA should not be construed as an inference that its future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in CEOC’s industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA, as calculated in this offering memorandum, may not be comparable to similarly titled measures reported by other companies within CEOC’s industry. CEOC has included Property EBITDA because its management uses Property EBITDA to measure performance and allocate resources, and CEOC believes that Property EBITDA provides investors with additional information consistent with that used by its management.

(In millions)	Year Ended December 31, 2009	Year Ended December 31, 2010	Year ended December 31, 2011	Nine months ended September 30, 2011	Nine months ended September 30, 2012
Net income/(loss) attributable to CEOC	$612.8	$(851.1)	$(779.4)	$(532.5)	$(1,138.9)
Net income/(loss) attributable to non-controlling interests	13.5	8.0	10.4	(4.0)	1.7

Net loss/(loss)	626.3	(843.1)	(769.0)	(536.5)	(1,137.2)
Income from discontinued operations, net of income taxes				(35.2)	(28.5)

Net income/(loss) from continuing operations, net of income taxes				(571.7)	(1,165.7)
Provision/(benefit) for income taxes	1,287.2	(490.9)	(533.5)	(308.8)	(563.2)

Income/(loss) from continuing operations before income taxes	1,913.5	(1,334.0)	(1,302.5)	(880.5)	(1,728.9)
Other income, including interest income	(32.0)	(40.9)	(24.1)	(15.9)	(18.4)
(Gains)/losses on early extinguishments of debt	(3,929.6)	4.7	—	—	—
Interest expense, net of interest capitalized	1,678.5	1,782.0	2,030.9	1,381.7	1,509.7

(Loss)/income from operations	(369.6)	411.8	704.3	485.3	(237.6)
Depreciation and amortization	523.5	573.2	556.1	400.4	427.9
Amortization of intangible assets	115.2	101.3	97.1	72.9	78.4
Intangible and tangible asset impairment charges	1,238.2	193.0	11.0	27.1	717.5
Write-downs, reserves, and project opening costs, net of recoveries	15.5	123.8	91.9	58.5	56.8
Acquisition and integration costs	0.3	12.8	3.5	2.9	1.9
(Income)/loss on interests in non-consolidated affiliates	(0.4)	3.7	6.9	2.9	9.9
Corporate expense	110.7	107.5	120.9	91.0	120.0
EBITDA attributable to Harrah’s St. Louis				71.5	53.0

Property EBITDA	$1,633.4	$1,527.1	$1,591.7	$1,212.5	$1,227.8

Property EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of CEOC’s results as reported under GAAP. For example, Property EBITDA:

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to CEOC;

•	does not reflect CEOC’s corporate expenses not specifically related to its properties, including, without limitation, management fees that may be paid to the Sponsors;

•	does not reflect CEOC’s capital expenditures, future requirements for capital expenditures or contractual commitments; and

•

does not reflect other amounts such as project opening costs and other items, acquisition and integration costs, and other types of costs that are excluded from management’s performance measurement of its properties.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and minority interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense management deems to be representative of interest. The method for calculating fixed charges for purposes of the ratio disclosed herein may differ from the method of calculating fixed charges under CEOC’s debt agreements. For the year ended December 31, 2010, the year ended December 31, 2011, the nine months ended September 30, 2011 and the nine months ended September 30, 2012, CEOC’s earnings were insufficient to cover its fixed charges by $1,322.1 million, $1,313.8 million, $824.8 million and $1,740.2 million, respectively.
(6)	LTM Adjusted EBITDA—Pro Forma is calculated in accordance with the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities. LTM Adjusted EBITDA—Pro Forma is net income/(loss) attributable to CEOC adjusted for certain non-cash and other items that are included in net income (loss). CEOC presents LTM Adjusted EBITDA—Pro Forma as a supplemental measure of its performance and believes that LTM Adjusted EBITDA—Pro Forma provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC. CEOC’s ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a fixed charge coverage ratio, a total first priority secured leverage ratio and a consolidated leverage ratio under the senior secured credit facilities based on LTM Adjusted EBITDA—Pro Forma for CEOC and its consolidated restricted subsidiaries. In addition, CEOC is required to maintain a senior secured leverage ratio under its credit agreement.

Accordingly, CEOC believes it is useful to provide the calculation of LTM Adjusted EBITDA—Pro Forma for purposes of determining its ability to engage in these activities. CEOC is in compliance with all the covenants under its various debt agreements. CEOC also presents LTM Adjusted EBITDA—Pro Forma to provide investors with additional information regarding the pro forma impact of properties that are anticipated to be acquired or disposed and of yet-to-be realized savings from CEOC’s cost savings initiatives.

LTM Adjusted EBITDA—Pro Forma is a non-GAAP financial measure and should not be construed as an alternative to net income/(loss) attributable to CEOC as an indicator of operating performance. LTM Adjusted EBITDA—Pro Forma is not comparable to similarly titled measures reported by other companies. CEOC has included LTM Adjusted EBITDA—Pro Forma because CEOC believes it provides investors with additional information to measure its performance and liquidity, consistent with the information used by its management and certain of its lenders to measure its performance and liquidity.

LTM Adjusted EBITDA—Pro Forma has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of CEOC’s results as reported under GAAP. For example, LTM Adjusted EBITDA—Pro Forma:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on CEOC’s debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to CEOC;

•	does not reflect changes in, or cash requirements for, CEOC’s working capital needs;

•	does not reflect CEOC’s capital expenditures, future requirements for capital expenditures or contractual commitments; and

•	does not reflect management fees that may be paid to the Sponsors.

LTM Adjusted EBITDA—Pro Forma includes further adjustments for pro forma adjustments for yet-to-be realized cost savings. No assurance can be given that such cost savings will occur. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our securities.”

LTM Adjusted EBITDA—Pro Forma includes the results of Planet Hollywood and certain other subsidiary entities, which results would be excluded for purposes of calculating last twelve months’ adjusted EBITDA for CEOC under its debt agreements, as the entities owning those properties are neither obligors nor guarantors under the debt agreements.

Adjustments similar to the ones reflected in the calculation of LTM Adjusted EBITDA—Pro Forma have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. CEOC’s presentation of LTM Adjusted EBITDA—Pro Forma should not be construed as in inference that its future results will be unaffected by unusual or non-recurring items.

Using only the non-GAAP earnings measure would have material limitations because its calculation is based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by using both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. CEOC believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on CEOC’s financial results in any particular period.

Set forth below is a reconciliation of net income/(loss) attributable to CEOC, CEOC’s most comparable measure in accordance with GAAP, to LTM Adjusted EBITDA—Pro Forma for the last twelve months ended September 30, 2012:

(In millions)	(1) Nine months ended September 30, 2012	(2) Nine months ended September 30, 2011	(3) Year ended December 31, 2011	(1)-(2)+(3) Last twelve months ended September 30, 2012
Net loss attributable to CEOC	$(1,138.9)	$(532.5)	$(779.4)	$(1,385.8)
Interest expense, net of capitalized interest and interest income	1,493.7	1,366.5	2,007.5	2,134.7
Benefit for income taxes(a)	(545.2)	(286.1)	(533.5)	(792.6)
Depreciation and amortization(b)	522.1	495.9	665.3	691.5

EBITDA	331.7	1,043.8	1,359.9	647.8
Project opening costs, abandoned projects and development costs(c)	47.5	7.5	36.4	76.4
Acquisition and integration costs(d)	1.9	2.9	3.5	2.5
Net income attributable to non-controlling interests, net of (distributions)(e)	(3.9)	(10.7)	0.6	7.4
Impairment of intangible and tangible assets(f)	717.5	27.1	11.0	701.4
Non-cash expense for stock compensation benefits(g)	23.9	16.9	21.3	28.3
Adjustments for recoveries from insurance claims for flood losses(h)	(6.6)	14.0	6.6	(14.0)
Other items(i)	24.8	61.0	74.5	38.3

Adjusted EBITDA	$1,136.8	$1,162.5	$1,513.8	1,488.1

Pro forma adjustment for estimated cost savings yet to be realized(j)				146.4
Pro forma adjustment for discontinued operations(k)				(73.5)

LTM Adjusted EBITDA—Pro Forma				$1,561.0

(a)	Amounts include the provision for income taxes related to discontinued operations of $18.0 million, $22.7 million, and $29.5 million for the nine months ended September 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.
(b)	Amounts include depreciation and amortization related to discontinued operations of $6.5 million, $13.6 million, and $18.2 million for the nine months ended September 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.
(c)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.
(d)	Amounts include certain costs associated with development activities in Ohio, Massachusetts, and other markets which are infrequently occurring costs and associated with acquisition initiatives.
(e)	Amounts represent minority owners’ share of income/(loss) from CEOC’s majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.
(f)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.
(g)	Amounts represent non-cash stock-based compensation expense related to stock options granted to CEOC’s employees.
(h)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.
(i)	Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA—Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing CEOC’s efficiency and cost-saving programs, CEOC’s insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).
(j)	Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from CEOC’s announced Project Renewal and other profitability improvement programs.
(k)	Per CEOC’s senior secured credit facilities, EBITDA related to the discontinued operations of Harrah’s St. Louis is deducted from LTM Adjusted EBITDA—Pro Forma.

Risk Factors

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry, and if our cash flows are insufficient to service all of our indebtedness, we may be forced to take other actions to satisfy our debt service payments, fund our operations and invest in our business.

We are a highly leveraged company. As of September 30, 2012, on a pro forma basis after giving effect to the Transactions, CEOC had $20,491.6 million face value of outstanding indebtedness. This amount includes $1,146.1 million of notes that are held by HBC, all of which are deemed outstanding by CEOC but not by CEC. Assuming constant outstanding balances and interest rates, CEOC’s debt service obligation for the next 12 months is $1,854.2 million, which includes required interest payments of $1,812.4 million.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate all of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the First Lien Notes.

Our ability to satisfy our debt obligations and fund our working capital, capital expenditures, development projects, strategic initiatives and other requirements of our business will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under our senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

As our cash flow from operations is currently insufficient to fund our debt service obligations we will be dependent on outside capital to supplement the funding of our debt service obligations and to fund projects and capital expenditures should our current liquidity be exhausted and our cash flows fail to improve. As a result, unless our cash flow from operations improves, we may be forced to reduce or delay capital expenditures, sell assets, raise debt or equity capital or seek to restructure or refinance our indebtedness, including the First Lien Notes.

Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. As of September 30, 2012, approximately $3,068.8 million face value of CEOC’s indebtedness, including the PHW Las Vegas senior secured loan (assuming the extension option with respect to such debt is exercised), is scheduled to mature on or before December 31, 2015, representing approximately 15% of CEOC’s total face value of debt at September 30, 2012 on a pro forma basis after giving effect to the Transactions. In addition, the CMBS Financing is scheduled to mature in 2015, subject to our ability to exercise extension options to extend the maturity date to 2015, which ability to exercise such extension options is subject to certain conditions. For a discussion of our debt maturities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Guarantees of Third-Party Debt and Other Obligations and Commitments—Contractual Obligations”. We do not expect that CEOC’s or CEC’s cash flow from operations will be sufficient to repay this indebtedness, and we will have to seek a refinancing. We cannot predict at this time whether we will be able to secure any such refinancing, even if market conditions and our financial condition improve between now and then. Even if refinancing alternatives were available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced. In addition, the terms of existing or future debt agreements may restrict us from securing a refinancing on terms that are available to us at that time. In the absence of such operating results and resources, we would face substantial liquidity problems and would likely be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. We could also be required to reorganize our company in its entirety. CEC has recently begun to consider a strategic transaction regarding certain of its assets that are not part of the collateral package for the notes, in which the Sponsors would participate and CEC’s other shareholders would have the opportunity to participate. However, there are no commitments with respect to any such transaction and we cannot assure you that any such transaction will be entered into or consummated or, if consummated, the impact the transaction would have on us. Neither the Sponsors nor any of their respective affiliates has any continuing obligation to provide us with debt or equity financing. Even if we are able to refinance our debt, any refinancing is likely to be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. For example, the interest rates on our first and second lien notes are substantially higher than the interest rates under our senior secured credit facility, and the interest rates on our first lien notes, the proceeds of which were used to refinance term loans under our senior secured credit facilities, are substantially higher than the interest rates applicable to such term loans. If we are unable to service our debt obligations generally, and if we are unable to refinance our debt obligations that mature in 2015 or thereafter, we cannot assure you that our company will continue in its current state and your interests as a noteholder may be adversely affected.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

For example, as of September 30, 2012, after giving pro forma effect to the Transactions, $425.0 million of additional borrowing capacity was available under our revolving credit facility, with an additional $95.5 million committed to back outstanding letters of credit, all of which is secured on a first priority basis. None of our existing indebtedness limits the amount of debt that may be incurred by Caesars Entertainment. Our senior secured credit facilities allow for one or more future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities and our first lien notes. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities, the commercial mortgage-backed securities (“CMBS”) mortgage loan and/or related mezzanine loans the (“CMBS Loans”), the indentures governing most of our existing notes, the senior secured loans related to the development of Octavius Tower at Caesars Palace Las Vegas and Project Linq, the senior secured loan of PHW Las Vegas, LLC, the senior secured notes of Chester Downs and the Bill’s Gamblin’ Hall & Saloon credit facility contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our senior secured credit facilities, our CMBS Loans, our first lien notes, our second lien notes, the senior secured loan of PHW Las Vegas, LLC, or PHW Las Vegas, the senior secured loan related to the development of the Octavius Tower at Caesars Palace Las Vegas, the Octavius Tower or Project Octavius, and a retail, dining and entertainment corridor located between the Imperial Palace Hotel and Casino and the Flamingo Las Vegas on the Las Vegas strip, or Project Linq, the senior secured notes of Chester Downs or the Bill’s Gamblin’ Hall & Saloon credit facility. If any of these lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Specifically, our senior secured credit facilities requires us to maintain a senior secured leverage ratio of no more than 4.75 to 1.0, which is the ratio of our senior first priority secured debt to LTM Adjusted EBITDA—Pro Forma. This ratio excludes up to $2,200.0 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned. This ratio also reduces the amount of senior first priority secured debt by the amount of unrestricted cash on hand. As of September 30, 2012, the senior secured leverage ratio was 4.02 to 1.0. In addition, under certain circumstances, our senior secured credit facilities allow us to apply cash contributions received by us as an increase to LTM Adjusted EBITDA—Pro Forma if we are unable to meet its senior secured leverage ratio. Many factors affect our continuing ability to comply with the covenant, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) issuing additional second lien or unsecured debt, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios.

A failure to comply with the covenants contained in our senior secured credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities, our CMBS Loans and our first and second lien notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our first and second lien notes, senior secured credit facilities, CMBS Loans or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Repayment of our debt, including required principal and interest payments on the First Lien Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the First Lien Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the First Lien Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the First Lien Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the First Lien Notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the First Lien Notes.

If the Issuer defaults on its obligations to pay its other indebtedness, the Issuer may not be able to make payments on the First Lien Notes.

Any default under the agreements governing the indebtedness of the Issuer, including a default under the senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave the Issuer unable to pay principal, premium, if any, or interest on the First Lien Notes and could substantially decrease the market value of the First Lien Notes. If the Issuer is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if the Issuer otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including the senior secured credit facilities), the Issuer could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of the Issuer, and the Issuer could be forced into bankruptcy or liquidation. If the operating performance of the Issuer declines, the Issuer may in the future need to seek waivers from the required lenders under the senior secured credit facilities to avoid being in default. If the Issuer breaches its covenants under the senior secured credit facilities and seeks a waiver, the Issuer may not be able to obtain a waiver from the required lenders. If this occurs, the Issuer would be in default under the senior secured credit facilities, the lenders could exercise their rights as described above, and the Issuer could be forced into bankruptcy or liquidation.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing, and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing, and other resources than we do, and there can be no assurance that they will not, in the future, engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.

In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009 in Las Vegas, and Revel, a resort and casino in Atlantic City, opened in May 2012. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, New York, Connecticut, Pennsylvania, Mississippi, Missouri, Maryland, Michigan, Indiana, Iowa, Kansas, Illinois, Ohio, Louisiana, Ontario, South Africa, Uruguay, United Kingdom, Egypt, and/or other projects not yet announced which may be competitive in the other markets where we operate or intend to operate. Several states, such as Kentucky, Texas and Indian tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions. In addition, our operations located in New Jersey and Nevada may be adversely impacted by the expansion of gaming in New York and California, respectively.

The downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, and adverse changes in the global economy could negatively impact our financial performance and our ability to access financing.

The severe economic downturn over the past few years and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. During periods of economic contraction such as recently experienced, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings.

Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. For example, key determinants of our revenues and operating performance include hotel Average Daily Rate (“ADR”), number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition and results of operations. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition, and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. For example, in Iowa, our ability to continue our gaming operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum which approved our ability to continue to operate our casinos occurred in November 2010. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in Iowa, which would negatively impact our future performance.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that we segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors including delays, cost overruns and other uncertainties.

We intend to develop, construct and open or acquire new hotels, casinos and other gaming venues, as well as develop and manage non-gaming venues, in response to opportunities that may arise. Future development projects and acquisitions may require significant capital commitments, the incurrence of additional debt, guarantees of third party debt, the incurrence of contingent liabilities and an increase in depreciation and amortization expense, which could have an adverse effect upon our business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones, such as our recent construction of the Octavius Tower and redevelopment of the Nobu Tower at Caesars Palace in Las Vegas and the planned redevelopment of Bill’s Gamblin’ Hall in Las Vegas, as well as the development and construction of non-gaming venues such as Project Linq in Las Vegas and Caesars Palace Longmu Bay, are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•

general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems, and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	the ability to finance the projects, especially in light of our substantial indebtedness;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project; and

•	disruption of our existing operations and facilities.

Moreover, our development and expansion projects are sometimes jointly pursued with third parties or by licensing our brands to third parties. These joint development, expansion projects or license agreements are subject to risks, in addition to those disclosed above, as they are dependent on our ability to reach and maintain agreements with third parties.

Our failure to complete any new development or expansion project, or consummate any joint development, expansion projects or projects where we license our brands, as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on our business, financial condition and results of operations.

We may sell or divest different properties or assets as a result of our evaluation of our portfolio of businesses. Such sales or divestitures would affect our costs, revenues, profitability and financial position.

From time to time, we evaluate our properties and our portfolio of businesses and may, as a result, sell, attempt to sell, divest or spin-off different properties or assets. For example, in May 2012, we announced an agreement to sell our Harrah’s St. Louis property and, in November 2012, we completed the sale. See “Summary—Recent Developments—Harrah’s St. Louis Disposition.” These sales or divestitures affect our costs, revenues, profitability and financial position.

Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our fixed cost structure.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.

In accordance with the authoritative accounting guidance for goodwill, we perform a qualitative assessment on goodwill to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test or if a triggering event occurs. Under amended authoritative accounting guidance, we adopted this methodology for indefinite-lived intangible assets in the second quarter of 2012. In addition, in accordance with the provisions of the authoritative accounting guidance for the impairment or disposal of long-lived assets, we test long-lived assets for impairment if a triggering event occurs. As discussed below, if our estimates of projected cash flows related to these assets are not achieved, we may be subject to a future impairment charge, which could have a material adverse impact on our consolidated financial statements.

We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in significant write-downs and impairment charges during the years ended December 31, 2010 and 2009, and during the period from January 28, 2008 through December 31, 2008, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

The impact of Hurricane Sandy on our Atlantic City properties and the surrounding areas could materially and adversely affect our business, financial condition and results of operations.

On October 29, 2012, Hurricane Sandy made landfall near Atlantic City, New Jersey. As a result of Hurricane Sandy, our properties in Atlantic City were closed for five days, and our property in Philadelphia was closed for two days. Further, certain of these properties sustained minor damage from the storm, which is estimated to be about $1 million. In addition, Hurricane Sandy significantly affected Atlantic City and surrounding areas in the northeast through flooding, wind and other water damage to properties and infrastructure, loss of power to residences and businesses and by creating a fuel shortage in New Jersey and surrounding areas. The regional storm damage in the northeast is likely to deter customers from visiting Atlantic City and our Atlantic City properties for some period of time. We continue to refine our estimates of the impact of Hurricane Sandy on our operations in that region, in particular, with respect to the post-storm disruption on visitation and spend patterns. We can provide no assurance that our insurance, which is subject to deductibles and maximum payouts, will cover all or any portion of our losses resulting from Hurricane Sandy, and the timing of our receipt of insurance proceeds, if any, is outside of our control. In addition, the impact of Hurricane Sandy may adversely affect the level and cost of insurance coverage that we may be able to obtain in the future. Therefore, our ability to estimate the impact that this storm and its aftermath will have on our results of operations in this region for the current quarter and future quarters is subject to uncertainty. However, based on our current information, we believe that the results of operations in this region will be significantly affected in the fourth quarter of 2012, with an expected reduction in revenues of between $30 and $35 million and a related reduction in operating income of between $27 and $30 million, assuming no claims under our insurance coverage.

While we believe that we will continue to be in compliance with the senior secured leverage ratio under our senior secured credit facilities and meet our cash flow needs during the next twelve months, there can be no assurances that we will be able to do so. We continue to assess the impact of Hurricane Sandy on our forecasted results of operations and Property EBITDA in the Atlantic City region, which includes three properties in Atlantic City and Harrah’s Philadelphia that are owned by CEOC’s subsidiaries. During the fourth quarter of 2011, our Property EBITDA attributable to the Atlantic City region was approximately $26.4 million, representing 7% of our total Property EBITDA for the fourth quarter of 2011. We expect that our Property EBITDA attributable to the Atlantic City region for the fourth quarter of 2012 will be substantially lower as a result of Hurricane Sandy’s impact on our business and results of operations. Any negative impact on the value of our Atlantic City assets as a result of Hurricane Sandy would increase the risks relating to the collateral pledged under our debt agreements, including the Additional First Lien Notes offered hereby.

Acts of terrorism and war, natural disasters and severe weather may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of our customers for our properties in Las Vegas use air travel. On

September 11, 2001, acts of terrorism occurred in New York City, Pennsylvania and Washington, D.C. As a result of these terrorist acts, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq and Afghanistan, other countries throughout the world will continue to directly or indirectly impact our business and operating results. For example, our operations in Cairo, Egypt were negatively affected from the uprising there in January 2011. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are substantially underinsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. For example, four of our properties were closed for an extended period of time due to the damage sustained from Hurricanes Katrina and Rita in August and September 2005, respectively. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. Seven of our properties were closed during the first half of 2011 due to flooding and severe weather conditions. Additionally, in August 2011, our casinos in Atlantic City were closed during a busy summer weekend due to Hurricane Irene and, as discussed above, our properties in Atlantic City were closed for five days and our property in Philadelphia was closed for two days in October and November 2012 due to Hurricane Sandy.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we will receive no proceeds from insurance, such as our August 2011 closing in Atlantic City.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas. The impact of this union activity is undetermined and could negatively impact our profits.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.

We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

We may not realize all of the anticipated benefits of current or potential future acquisitions.

Our ability to realize the anticipated benefits of acquisitions will depend, in part, on our ability to integrate the businesses of such acquired company with our businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies, including our recent acquisitions of Planet Hollywood in Las Vegas and Thistledown Racetrack in Cleveland, Ohio, include, among others:

•	coordinating marketing functions;

•	undisclosed liabilities;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We may be unable to realize in whole or in part the benefits anticipated for any current or future acquisitions.

We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our securities.

Beginning in the third quarter of 2008, we initiated a company-wide cost savings plan in an effort to align our expenses with current revenue levels. In addition, we embarked on Project Renewal in the fourth quarter of 2010 to identify the optimum way of structuring our business given our breadth and scale of product offerings. While these efforts have allowed us to realize substantial savings since we initiated our cost savings plan, our continued reduction efforts may fail to achieve similar or continued savings. Although we believe, as of September 30, 2012, once fully implemented, these cost savings programs will produce additional estimated annual cost savings of $204.3 million, of which $146.4 million relate to CEOC, we may not realize some or all of these projected savings without impacting our revenues. Our cost savings plans are intended to increase our effectiveness and efficiency in our operations without impacting our revenues and margins. Our cost savings plan is subject to numerous risks and uncertainties that may change at any time, and, therefore, our actual savings may differ materially from what we anticipate. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. In addition, our expected savings from procurement of goods may be affected by unexpected increases in the cost of raw materials. Furthermore, because we use our projected yet-to-be realized cost savings as a pro forma adjustment to calculate our LTM Adjusted EBITDA—Pro Forma provided in the “Summary Historical Condensed Consolidated Financial Data of Caesars Entertainment Operating Company, Inc.,” our actual LTM Adjusted EBITDA—Pro Forma would be reduced to the extent of the cost savings we do not achieve.

We may be required to pay our future tax obligation on our deferred cancellation of debt income.

Under the American Recovery and Reinvestment Act of 2009, or the ARRA, we will receive temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, or CODI, rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that we reacquired in 2009 and 2010, we have deferred related CODI of $3.6 billion for tax purposes (net of Original Issue Discount (“OID”) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). We are required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. To the extent that our federal taxable income exceeds our available federal net operating loss carry forwards in those years, we will have a cash tax obligation. Our tax obligations related to CODI could be substantial and could materially and adversely affect our cash flows as a result of tax payments. For more information on the debt that we reacquired in 2009, 2010 and 2011, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Other Factors Affecting Net Income.”

The risks associated with our international operations could reduce our profits.

Some of our properties are located outside the United States, and our 2006 acquisition of London Clubs has increased the percentage of our revenue derived from operations outside the United States. International operations are subject to inherent risks including:

•	political and economic instability;

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers; and

•	burden of complying with a variety of international laws.

For example, the political instability in Egypt due to the uprising in January 2011 has negatively affected our properties there.

The loss of the services of key personnel could have a material adverse effect on our business.

The leadership of our chief executive officer, Mr. Loveman, and other executive officers has been a critical element of our success. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the recent downturn in the gaming, travel and leisure sectors has made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, beneficially owns approximately 69.9% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares. As a result, the Sponsors have the power to elect all of our directors. Therefore, the Sponsors have the ability to vote on any transaction that requires the approval of our Board or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. The interests of the Sponsors could conflict with or differ from the interests of other holders of our securities. For example, the concentration of ownership held by the Sponsors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Additionally, the Sponsors are in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Hamlet Holdings continues to hold the irrevocable proxy, they will continue to be able to strongly influence or effectively control our decisions.

In addition, we have an executive committee that serves at the discretion of our Board and is authorized to take such actions as it reasonably determines appropriate. Currently, the executive committee may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the executive committee.

Use of the “Caesars” brand name, or any of our other brands, by entities other than us could damage the brands and our operations and adversely affect our business and results of operations.

Our “Caesars” brand remains the most recognized casino brand in the world and our operations benefit from the global recognition and reputation generated by our brands. Generally and through Caesars Global Living, we are actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where our brands and reputation are already well-recognized assets. In September 2011, we announced a management and branding agreement for a non-gaming development, whose equity will be provided by a third party, that will be called Caesars Palace Longmu Bay. In addition, we will continue to expand our World Series of Poker tournaments to international jurisdictions where we believe there is a likelihood of legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, we intend to grant third parties licenses to use our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the “Caesars” and the “World Series of Poker” brand names, or any of our other brands, by third parties outside of our exclusive control.

Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. For example, we own and operate the World Series of Poker tournaments, and we license trademarks for a variety of products and businesses related to this brand. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. We file applications for and obtain patents, copyrights and trademarks in the United States and in foreign countries where we believe filing for such protection is appropriate. We also seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and use information that we regard as proprietary and our rights may be invalidated or unenforceable. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resource. We cannot assure you that all of the steps we have taken to protect our trademarks in the United States and foreign countries will be adequate to prevent imitation of our trademarks by others. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on us.

We are subject to risks associated with doing business outside of the United States, which exposes us to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which it transacts business. We are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our employees, contractors or agents from violating or circumventing our policies and the law. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that we have violated the FCPA could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by any of our resorts could have a negative effect on our results of operations.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. For example, we may have potential liability arising from a class action lawsuit against Hilton Hotels Corporation relating to employee benefit obligations. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Capitalization

The following table sets forth as of September 30, 2012:

(1)	CEOC’s cash and cash equivalents and capitalization on an actual basis;

(2)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of the Bank Transactions and the offering of the Existing First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing First Lien Notes by CEOC;

(3)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of the Bank Transactions, the offering of the Existing First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing First Lien Notes by CEOC, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition; and

(4)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of this offering of the Additional First Lien Notes, the CEOC Assumption, the Bank Transactions, the offering of the Existing First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing First Lien Notes by CEOC, the Bill’s Gamblin’ Hall & Saloon Financing, the Harrah’s St. Louis Disposition and the use of the net proceeds of this offering, which we collectively refer to as the “Transactions.”

	As of September 30, 2012
	Actual	As adjusted for the Bank Transactions and offering of Existing First Lien Notes	As adjusted for the Bank Transactions, offering of Existing First Lien Notes, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition	As adjusted for the Transactions
	(in millions)
Cash and cash equivalents(1)	$988.8	$1,514.2	$2,124.2	$2,266.2

Debt:
Revolving credit facility(2)	$—	$—	$—	$—
Term loan(3)	6,188.4	5,981.8	5,981.8	5,831.8
First lien notes(4)	4,058.7	4,058.7	4,058.7	4,358.7
Second lien notes(5)	3,138.5	3,138.5	3,138.5	3,138.5
Linq/Octavius senior secured loan(6)	446.3	446.3	446.3	446.3
PHW Las Vegas senior secured loan(6)	433.0	433.0	433.0	433.0
Chester Downs senior secured notes(6)	330.0	330.0	330.0	330.0
Bill’s Gamblin’ Hall & Saloon credit facility(6)	—	—	185.0	185.0
Subsidiary guaranteed unsecured senior debt(7)	491.8	491.8	491.8	491.8
Unsecured senior notes(8)	1,618.1	1,618.1	1,618.1	1,618.1
Other(9)	707.3	707.3	707.3	707.3

Total debt, including current portion	17,412.1	17,205.5	17,390.5	17,540.5
Stockholder’s deficit	(2,383.1)	(2,383.1)	(2,383.1)	(2,383.1)

Total capitalization	$15,029.0	$14,822.4	$15,007.4	$15,157.4

(1)	Excludes restricted cash of $762.5 million.
(2)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $1,071.0 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. As of September 30, 2012, after giving pro forma effect to the Transactions, $425.0 million of additional borrowing capacity was available under our revolving credit facility, with an additional $95.5 million committed to back outstanding letters of credit. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility.
(3)

Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and

$831.1 million of revolver commitments converted to extended term loans, including as part of the Bank Transactions. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility. In connection with the Bank Transactions and the offering of the Existing First Lien Notes and the use of the net proceeds of such offering, $478.8 million of the term loans were repaid with a portion of the net proceeds from the sale of the Existing First Lien Notes. In connection with this offering and the use of proceeds, up to $150.0 million of term loans may be repaid with a portion of the net proceeds from this offering of the Additional First Lien Notes, although no assurance can be given that we will be able to do so on terms acceptable to us or at all. As such, we have reduced the amount of term loan indebtedness in the “as adjusted for the Transactions” column by $150.0 million in the table above for illustrative purposes. The term loans B1-B3 have maturities through January 28, 2015 and currently bear interest at 3.22% and the term loans B6 have maturities through January 28, 2018 and currently bear interest at 5.47%. The initial proceeds from the term loan were used to extinguish debt and pay expenses related to the Acquisition. See “—Recent Developments—Bank Transactions” and “Use of Proceeds.”
(4)	Consists of the book value of the $2,095.0 million aggregate principal amount of Existing 11.25% First Lien Notes, the $1,250.0 million aggregate principal amount of Existing 8.5% First Lien Notes and the $750.0 million aggregate principal amount of Existing First Lien Notes, together with the face value of Additional First Lien Notes offered hereby.
(5)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(6)	The Planet Hollywood Loan, the 9.25% Senior Secured Notes due 2020 of Chester Downs, the $450.0 million Octavius Linq Holding Co., LLC senior secured loan and the Bill’s Gamblin’ Hall & Saloon credit facility with an aggregate book value of $1,394.3 million as of September 30, 2012 are non-recourse to CEOC, CEC or any other subsidiaries of CEC.
(7)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $13.2 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by CEC and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, that have pledged their assets to secure the senior secured credit facilities. Of these notes, $3.4 million face value of the outstanding 10.75%/11.5% Senior PIK Toggle Notes due 2018 are owned by HBC.
(8)	The “Actual” unsecured senior notes consist of the book values of the following notes: $125.2 million face value of 5.375% Senior Notes due 2013, $791.8 million face value of 5.625% Senior Notes due 2015, $538.8 million face value of 5.75% Senior Notes due 2017, $573.2 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by CEC. The aggregate face value of such notes is $2,029.8 million. Of these notes, $427.3 million face value of the outstanding 5.625% Senior Notes due 2015, $390.9 million face value of the outstanding 5.75% Senior Notes due 2017 and $324.5 million face value of the outstanding 6.5% Senior Notes due 2016 are owned by HBC.
(9)	Consists of the book values of $64.3 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds, $616.4 million due to CEC and $26.6 million of miscellaneous other indebtedness.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section is management’s discussion and analysis of the financial condition and unaudited results of operations of Caesars Entertainment Operating Company, Inc. and its subsidiaries. For purposes of this section, unless otherwise noted or indicated by context, references to “we,” “us,” “our,” or “CEOC” are to Caesars Entertainment Operating Company, Inc. and its subsidiaries.

Overview

CEC is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. As of September 30, 2012, CEC owned, operated or managed, through various subsidiaries, 53 casinos in 13 U.S. states and seven countries. The majority of these casinos operate in the United States and England. CEC’s casino entertainment facilities operate primarily under the Caesars, Harrah’s, and Horseshoe brand names in the United States. CEC’s casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Cleveland, Ohio, one managed casino in Canada, one casino combined with a greyhound racetrack, one casino combined with a thoroughbred racetrack, and one casino combined with a harness racetrack. CEC’s land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt, and one in South Africa. As a direct, wholly-owned subsidiary of CEC, we currently own or manage 47 of CEC’s 53 casinos.

Recent Events

Hurricane Sandy

On October 29, 2012, Hurricane Sandy made landfall near Atlantic City, New Jersey. As a result of Hurricane Sandy, our properties in Atlantic City were closed for five days, and our property in Philadelphia was closed for two days. Further, certain of these properties sustained minor damage from the storm, which is estimated to be about $1 million. We continue to refine our estimates of the impact of Hurricane Sandy on our operations in that region, in particular, with respect to the post-storm disruption on visitation and spend patterns. We have insurance that covers portions of any losses from a natural disaster such as this, but it is subject to deductibles and maximum payouts. We have not yet determined whether our covered losses from property damage and business interruption exceed our deductible on this storm. Therefore, our ability to estimate the impact that this storm and its aftermath will have on our results of operations in this region for the current quarter and future quarters is subject to uncertainty. However, based on our current information, we believe that the results of operations in this region will be significantly affected in the fourth quarter of 2012, with an expected reduction in revenues of between $30 and $35 million and a related reduction in operating income of between $27 and $30 million, assuming no claims under our insurance coverage. See “Risk Factors—Risks Related to Our Business—The impact of Hurricane Sandy on our Atlantic City properties and the surrounding areas could materially and adversely affect our business, financial condition and results of operations.”

Conrad Punta Del Este Resort and Casino

On November 12, 2012, we announced that we had entered into a definitive agreement with Enjoy to form a strategic relationship in Latin America. Under the terms of the agreement, Enjoy will acquire 45% of Baluma S.A., our subsidiary which owns and operates the Conrad, for approximately $139.5 million in cash and stock, and we will become a 10% shareholder in Enjoy. Upon the closing of the transaction, Enjoy will assume primary responsibility for management of the Conrad and will have the option to acquire the remaining stake in Baluma S.A. between years three and five of the relationship.

Bill’s Gamblin’ Hall & Saloon Financing

In November 2012, Corner entered into a $185.0 million, seven year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% to fund the conversion of Bill’s Gamblin’ Hall & Saloon into a boutique lifestyle hotel that includes a dayclub/nightclub. The conversion will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. We will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. The renovated hotel, casino, and restaurant are expected to open in December 2013 and the dayclub/nightclub is expected to open in April 2014.

Regional Aggregation

The executive officers of CEOC review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We believe, therefore, that each property is an operating segment and that it is appropriate to aggregate and present the operations of CEOC as one reportable segment. To provide more meaningful information than would be possible on a consolidated basis, CEOC’s casino properties (as of September 30, 2012 or otherwise noted below), have been grouped into seven regions as shown in the table below to facilitate discussion of CEOC’s operating results.

In May 2012, CEOC entered into an agreement to sell its Harrah’s St. Louis casino to Penn National Gaming, Inc. for a purchase price of $610.0 million, therefore, the casino is treated as a Discontinued Operation and its results are no longer included in the Iowa/Missouri region results. The sale closed on November 2, 2012 and CEOC expects to use the net proceeds from the sale to fund capital expenditures.

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Showboat Atlantic City	Harrah’s New Orleans	Harrah’s North Kansas City
Bally’s Las Vegas	Bally’s Atlantic City	Harrah’s Louisiana Downs	Harrah’s Council Bluffs
Imperial Palace	Caesars Atlantic City	Horseshoe Bossier City	Horseshoe Council
Bill’s Gamblin’ Hall & Saloon Planet Hollywood Resort & Casino	Harrah’s Philadelphia(f)	Grand Biloxi Harrah’s Tunica Horseshoe Tunica Tunica Roadhouse Hotel	Bluffs/Bluffs Run

Illinois/Indiana	Other Nevada	Managed and International
Horseshoe Southern Indiana	Harrah’s Reno	Harrah’s Ak-Chin(c)
Harrah’s Joliet(b)	Harrah’s Lake Tahoe	Harrah’s Cherokee(c)
Harrah’s Metropolis	Harveys Lake Tahoe	Harrah’s Rincon(c)
Horseshoe Hammond		Horseshoe Cleveland(g)
Conrad Punta del Este(a)
Casino Windsor(d)
London Clubs International(e)

(a)	We have an approximately 95% ownership interest in and manage this property. On November 12, 2012, we entered into a definitive agreement with Enjoy to sell 45% of Baluma S.A., our subsidiary that owns and operates Conrad. Under the terms of the agreement, we will have an approximately 52% ownership in this property.
(b)	We have an 80% ownership interest in and manage this property.
(c)	Managed.
(d)	Windsor Casino Limited (“WCL”) operates this property and the province of Ontario owns the complex. As of June 2012, we own 100% of WCL and its results are consolidated into our results. Prior to June 2012, we had a 50% ownership interest in WCL that was accounted for under the equity method.
(e)	We own, operate, or manage 10 casino clubs in the provinces of the United Kingdom and two in Egypt. We have a 70% ownership interest in and manage one casino in South Africa.
(f)	Prior to May 2012, this property operated under the Harrah’s Chester name. We have a 99.5% ownership interest in and manage this property.
(g)	We manage this property and have a 20% interest in Rock Ohio Caesars, LLC, which owns this property.

Consolidated Operating Results

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Casino revenues	$3,834.8	$3,921.3	(2.2)%
Net revenues	4,928.9	4,964.7	(0.7)%
(Loss)/income from operations	(237.6)	485.3		**
Loss from continuing operations, net of income taxes	(1,165.7)	(571.7)	(103.9)%
Income from discontinued operations, net of income taxes	28.5	35.2	(19.0)%
Net loss attributable to CEOC	(1,138.9)	(532.5)	(113.9)%
Operating margin*	(4.8)%	9.8%	(14.6	)pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.
**	Not meaningful

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Casino revenues	$5,165.5	$5,400.0	(4.3)%
Net revenues	6,546.3	6,593.7	(0.7)%
Income from operations	629.0	346.1	81.7%
Loss from continuing operations, net of income taxes	(814.8)	(882.9)	(7.7)%
Income from discontinued operations, net of income taxes	45.8	39.8	15.1%
Net loss attributable to CEOC	(779.4)	(851.1)	(8.4)%
Operating margin*	9.6%	5.2%	4.4	pts

*	Operating margin is calculated as income from operations divided by net revenues for the respective period.

Nine Months Ended September 30, 2012 compared with September 30, 2011

Net revenues for the nine months ended September 30, 2012 were $4,928.9 million, down $35.8 million, or 0.7%, from the year-earlier period and reflect a decline in casino revenues, primarily in Atlantic City, partially offset by higher casino and rooms revenue in the Las Vegas region due in part to the opening of the Octavius Tower at Caesars Palace in January 2012 and higher revenues from Caesars’ management companies resulting from the opening of Horseshoe Cleveland in May 2012.

Loss from operations for the nine months ended September 30, 2012 was $237.6 million compared with income from operations of $485.3 million in the year-ago period. This change was due mainly to $717.5 million of non-cash impairment charges comprised of intangible asset impairments of $247.0 million related to goodwill, $157.0 million related to trademarks, and $32.0 million related to gaming rights, as well as tangible asset impairments of $180.5 million related to the previously halted development project in Biloxi, Mississippi and $101.0 million related to the Macau land concessions. Income from operations for the nine months ended September 30, 2011 included a non-cash tangible asset impairment charge of $27.1 million related to the termination of a development stage project in Spain. Also contributing to the loss from operations in 2012 was the income impact of lower revenues and higher depreciation expense associated with the opening of the Octavius Tower.

Net loss attributable to CEOC for the nine months ended September 30, 2012 was $1,138.9 million, up $606.4 million, or 113.9%, from the same period in 2011 and reflects the loss from operations described above, increased interest expense and changes in the tax rate benefit as further described in “Other Factors Affecting Net Income” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Year ended December 31, 2011 compared to December 31, 2010

CEOC’s net revenues for the year ended December 31, 2011 were $6,546.3 million, a decrease of $47.4 million, or 0.7% from 2010, as favorable results in Las Vegas and from our international businesses were unable to offset revenue declines at properties in the Midwest and Atlantic City.

For 2011, income from operations increased $282.9 million, or 81.7%, to $629.0 million from 2010. This increase was due mainly to a $182.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, the effects of cost-reduction efforts under cost savings programs, including Project Renewal, and a $59.3 million reduction in write-downs, reserves, recoveries, and project opening costs.

Net loss attributable to CEOC for 2011 decreased 8.4% to $779.4 million from $851.1 million in 2010, due primarily to higher income from operations and an increase in the benefit for income taxes, partially offset by higher interest expense in 2011, due mainly to certain interest rate swaps no longer qualifying for hedge accounting, and gains on the early extinguishment of debt recognized in 2010 that were not as significant in 2011.

Performance Metrics

CEOC measures its performance in part through the tracking of trips by rated customers, which means a customer whose gaming activity is tracked through our Total Rewards customer-loyalty system (“trips”), and by spend per rated customer trip (“spend per trip”). A trip is created by a Total Rewards card holder engaging in one or more of the following activities while at one of our properties: (1) hotel stay, (2) gaming activity, or (3) a comp redemption, which means the receipt of a complimentary item given out by our casinos. In markets where we have multiple properties, customers often engage in trip generating activities at more than one property in a day. In these instances, we consider the market as a whole and do not count multiple trips. Customer spend means the cumulative rated theoretical spend (which is the amount of money expected to be retained by the casino based upon the mathematics underlying the particular game as a fraction of the amount of money wagered by the customer) across all game types for a specific customer. For the Atlantic City region, CEOC refers to customers that stay at a hotel in one of our properties as lodgers and customers that may play at a casino located in one of our properties but do not stay at a hotel at such property as non-lodgers.

The following table reflects the percentage increase/(decrease) in trips and spend per trip for the U.S. regions for the nine-month period of 2012 compared with the same period in 2011.

	Trips	Spend per Trip
Consolidated CEOC	(2.5)%	0.4%
Las Vegas region	(0.3)%	6.9%
Atlantic City region:
Lodgers	(7.7)%	0.9%
Non-lodgers	(4.2)%	(0.7)%
All other regions	(1.6)%	(1.7)%

Trips across all regions decreased 2.5% for the nine months ended September 30, 2012 when compared with the same period in 2011, due mainly to large declines in Atlantic City and modest declines in the rest of the U.S. regions. For the nine months ended September 30, 2012, spend per trip increased 0.4% compared with 2011, due mainly to gains in the Las Vegas region and the Atlantic City lodger segment, partially offset by decreases in all other regions.

On a consolidated basis in 2012, cash average daily room rates increased from $97 to $99 in the nine-month period, despite a decrease in our groups segment. Total occupancy percentage remained flat for the nine months ended September 30, 2012 compared with 2011.

The following table reflects the percentage increase/(decrease) in trips and spend per trip for the U.S. regions for the year ended December 31, 2011 as compared to 2010.

	Trips	Spend per Trip
Consolidated CEOC	(7.4)%	3.7%
Las Vegas region	5.1%	6.5%
Atlantic City region:
Lodgers	(0.7)%	(3.1)%
Non-lodgers	(5.6)%	(1.3)%
All other regions	(10.1)%	2.9%

For the year ended December 31, 2011, trips on a consolidated basis declined from 2010 due to (i) new competition in the Atlantic City, Iowa/Missouri, and Illinois/Indiana regions, (ii) reduced access to one of our properties due to a bridge closure in the Illinois/Indiana region beginning in the first week of September 2011 that reopened in February 2012, (iii) temporary closures in the Atlantic City region during the third quarter of 2011 due to Hurricane Irene, (iv) temporary closures of seven properties in the Illinois/Indiana and Louisiana/Mississippi regions during the first half of 2011 due to flooding and severe weather conditions, and (v) the impact of marketing programs on trip frequency of certain customer segments in all U.S. regions. These decreases in trips were partially offset by an increase in trips for the Las Vegas region during 2011.

On a consolidated basis, cash average daily room rates for the year ended December 31, 2011 increased to $96 from $90, an increase of 7.1%. Total occupancy percentages increased 0.9 percentage points when compared to 2010.

Regional Operating Results

Las Vegas Region

(Dollars in millions)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
	2012	2011
Casino revenues	$659.6	$616.9	6.9%
Net revenues	1,219.1	1,187.3	2.7%
Income from operations	143.7	182.1	(21.1)%
Operating margin*	11.8%	15.3%	(3.5	)pts

*	Operating margin is calculated as income from operations divided by net revenues for the respective period.

(Dollars in millions)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
	2011	2010
Casino revenues	$850.3	$793.7	7.1%
Net revenues	1,601.4	1,441.1	11.1%
Income from operations	270.6	162.5	66.5%
Operating margin*	16.9%	11.3%	5.6	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

Net revenues for the nine months ended September 30, 2012 in the Las Vegas region increased $31.8 million, or 2.7%, from 2011, due primarily to strength in the international, high-end gaming segment contributing to higher casino revenues and the January 2012 opening of 662 additional rooms in the Octavius Tower contributing to higher rooms revenue. Revenues rose, despite the negative impact on results caused by Project Linq construction activities, including the closure of O’Shea’s casino in May 2012 and the ongoing renovation of the Imperial Palace which CEOC estimates to have reduced net revenues by approximately $7 million to $11 million. Trips and spend per trip decreased by 0.3% and increased 6.9%, respectively, in the nine months ended September 30, 2012 from 2011. Hotel revenues in the region increased 5.4%, due in part to the additional Octavius Tower rooms and the increase of cash average daily room rates by 2.3% to $100 from $98, partially offset by total occupancy percentages which decreased 2.9 percentage points for the nine months ended September 30, 2012 from 2011.

Income from operations decreased by 21.1% for the nine months ended September 30, 2012, due primarily to an increase in depreciation expense and increases in property operating expenses associated with the Octavius Tower. Additionally, CEOC estimates that the impact caused by the Project Linq construction activities reduced income from operations by approximately $5 million to $9 million.

Strengthening fundamentals in the overall Las Vegas market and the international, high-end gaming segment positively impacted CEOC’s results in the region. Increases in trips, spend per trip, cash average daily room rates, and total occupancy contributed to a $160.3 million, or 11.1% increase in the Las Vegas region net revenues for the twelve months ended December 31, 2011 from 2010. Hotel revenues in the region increased 14.2%, cash average daily room rates increased 8.5% to $98 from $90 and total occupancy percentages rose 3.8 percentage points for the twelve months ended December 31, 2011, marking our highest occupancy percentage in the Las Vegas region in six years. For the twelve months ended December 31, 2011, income from operations increased $108.1 million, or 66.5%, due to the impact of increased revenues and a decrease in remediation costs related to the properties in the region.

The opening of the 662-room Octavius Tower in early January 2012 marked the substantial completion of the $860 million Caesars Palace expansion announced in 2007. In addition to the tower, the expansion included 110,000-square-feet of additional meeting and convention space, three 10,000-square-foot luxury villa suites and an expanded pool and garden area.

During 2011, we commenced construction on Project Linq, a dining, entertainment, and retail development between the Flamingo casino and our Imperial Palace casino, on the east side of the Las Vegas Strip, which is scheduled to open in phases beginning in the second half of 2013. Project Linq also includes the construction of a 550-foot observation wheel, the High Roller, which is expected to open in the first quarter of 2014. Through September 30, 2012, $147.2 million had been spent on this project, of which $94.5 million was spent in 2012.

Atlantic City Region

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Casino revenues	$859.3	$935.7	(8.2)%
Net revenues	989.8	1,060.4	(6.7)%
Income from operations	46.0	60.4	(23.8)%
Operating margin*	4.6%	5.7%	(1.1	)pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Casino revenues	$1,209.5	$1,295.2	(6.6)%
Net revenues	1,369.2	1,417.6	(3.4)%
Income from operations	49.4	33.5	47.5%
Operating margin*	3.6%	2.4%	1.2	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

In the nine months ended September 30, 2012, net revenues decreased from 2011 by $70.6 million, or 6.7% due largely to trip declines in both the lodger and non-lodger segments due mainly to new competition in the region. Spend per trip rose slightly in the lodger segment but was down in the non-lodger segment in the nine months ended September 30, 2012 compared with 2011. We expect the market to continue to be challenged by local and regional competition. Income from operations was down by 23.8% due mainly to lower revenues, partially offset by a decrease in property operating expenses including decreases in property tax expense due to lower property tax assessments in Atlantic City.

Atlantic City region net revenues declined $48.4 million, or 3.4%, for 2011 from 2010 due to declines in trips and spend per trip in both lodger and non-lodger segments. Trip declines resulted from temporary closures of the properties in the region during the third quarter of 2011 due to Hurricane Irene, the continued effect of competition from new casinos and the mid-2010 introduction of table games in the Pennsylvania market. Income from operations increased $15.9 million or 47.5%, for the year ended December 31, 2011 from 2010 due to lower revenues, which was mostly offset by reduced property operating expenses as a result of our cost-reduction activities.

On October 29, 2012, Hurricane Sandy made landfall near Atlantic City, New Jersey. As a result of Hurricane Sandy, our properties in Atlantic City were closed for five days, and our property in Philadelphia was closed for two days. Further, certain of these properties sustained minor damage from the storm, which is estimated to be about $1 million. We continue to refine our estimates of the impact of Hurricane Sandy on our operations in that region, in particular, with respect to the post-storm disruption on visitation and spend patterns. We have insurance that covers portions of any losses from a natural disaster such as this, but it is subject to deductibles and maximum payouts. We have not yet determined whether our covered losses from property damage and business interruption exceed our deductible on this storm. Therefore, our ability to estimate the impact that this storm and its aftermath will have on our results of operations in this region for the current quarter and future quarters is subject to uncertainty. However, based on our current information, we believe that the results of operations in this region will be significantly affected in the fourth quarter of 2012, with an expected reduction in revenues of between $30 and $35 million and a related reduction in operating income of between $27 and $30 million, assuming no claims under our insurance coverage.

Louisiana/Mississippi Region

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Casino revenues	$760.0	$775.4	(2.0)%
Net revenues	843.5	845.5	(0.2)%
(Loss)/income from operations	(271.2)	106.0		**
Operating margin*	(32.2)%	12.5%	(44.7	)pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.
**	Not meaningful

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Casino revenues	$1,012.0	$1,096.4	(7.7)%
Net revenues	1,104.4	1,193.4	(7.5)%
Income from operations	122.0	69.9	74.5%
Operating margin*	11.0%	5.9%	5.1	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

For the nine months ended September 30, 2012, net revenues in the region were down slightly compared with 2011, as revenue increases achieved in the first and second quarters of 2012 were offset by the third quarter hurricane-related impact. Loss from operations was $271.2 million in the nine months ended September 30,

2012, compared with income from operations of $106.0 million in 2011. This change was due mainly to non-cash intangible asset impairment charges of $176.0 million recorded in the third quarter of 2012, of which $175.0 million related to goodwill and $1.0 million related to gaming rights, as well as a non-cash tangible asset impairment charge of $13.0 million and a $20.2 million charge for exit activities related to the halted development project in Biloxi, Mississippi also recorded, in the third quarter of 2012, as well as a $172.0 million charge in the first quarter of 2012, of which $167.5 million was a non-cash tangible asset impairment related to the previously halted development project in Biloxi, Mississippi.

Louisiana/Mississippi region net revenues decreased $89.0 million, or 7.5%, for the year ended December 31, 2011 from 2010 due to a decrease in trips, which were negatively impacted by the temporary closure of three properties in the region in the first half of 2011 due to flooding and severe weather conditions. Income from operations increased $52.1 million, or 74.5%, in 2011 from 2010. This increase was due mainly to reduced property operating expenses and a $48.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, offset by the impact of lower revenues. Certain costs incurred during 2011 in connection with the closures of several properties due to flooding were not expensed but instead have been recovered from, or recorded as receivables from, third-party insurance providers.

Iowa/Missouri Region

The following results exclude Harrah’s St. Louis casino which has been classified as a Discontinued Operation for the periods presented.

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Casino revenues	$326.1	$328.5	(0.7)%
Net revenues	350.6	352.1	(0.4)%
Income from operations	94.6	79.7	18.7%
Operating margin*	27.0%	22.6%	4.4	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Casino revenues	$435.7	$442.3	(1.5)%
Net revenues	466.7	473.0	(1.3)%
Income from operations	105.6	105.3	0.3%
Operating margin*	22.6%	22.3%	0.3	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

Net revenues in the nine months ended September 30, 2012 decreased $1.5 million, or 0.4%, from 2011. Spend per trip increased while trips to the properties in the region declined as a result of the new competition in the Kansas City market. Income from operations increased for the nine months ended September 30, 2012 from 2011 due mainly to reduced property operating expenses resulting from the refinement of estimates of costs remaining in the discontinued operations of the Harrah’s St. Louis casino as a result of the imminent closing of the transaction that more than offset lower revenues.

Iowa/Missouri region net revenues declined $6.3 million, or 1.3%, for the year ended December 31, 2011 from 2010 as the impact of higher spend per trip was more than offset by lower trips largely resulting from modifications to marketing programs to certain customer segments. For 2011, income from operations was relatively flat compared with 2010 as the decrease in net revenues was offset by lower property operating expenses as a result of our cost reduction activities.

Illinois/Indiana Region

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Casino revenues	$765.0	$775.5	(1.4)%
Net revenues	802.7	806.1	(0.4)%
Income from operations	121.6	110.2	10.3%
Operating margin*	15.1%	13.7%	1.4	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Casino revenues	$1,010.9	$1,152.9	(12.3)%
Net revenues	1,059.5	1,160.1	(8.7)%
Income from operations	145.8	119.0	22.5%
Operating margin*	13.8%	10.3%	3.5	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.

Net revenues in the nine months ended September 30, 2012 decreased $3.4 million, or 0.4%, from 2011, due to declines in casino revenues. Trips and spend per trip were negatively impacted by increased competitive pressures in the region despite the reopening earlier this year of the bridge that allows direct access by customers to our Southern Indiana property, which closure affected the property starting in early September 2011. Income from operations for the nine months ended September 30, 2012 increased by 10.3% when compared with 2011 due mainly to reduced property operating expenses as a result of cost savings initiatives.

Illinois/Indiana region net revenues decreased $100.6 million, or 8.7%, for the year ended December 31, 2011 from 2010, as trips declined due to the impact of temporary closures of four properties in the first half of 2011 as a result of flooding and severe weather conditions, reduced access to one of our properties in the region resulting from a bridge closure beginning in the first week of September 2011 that reopened in February 2012, and new competition. Income from operations for the year ended December 31, 2011 increased $26.8 million, or 22.5%, to $145.8 million from $119.0 million in 2010. This increase was primarily due to lower property operating expenses and a $58.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, partially offset by the impact of lower revenues and a favorable $23.5 million property tax adjustment recorded in the fourth quarter of 2010 that did not recur in 2011.

Other Nevada Region

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Casino revenues	$161.6	$182.0	(11.2)%
Net revenues	223.1	244.3	(8.7)%
(Loss)/income from operations	(80.7)	31.9		**
Operating margin*	(36.2)%	13.1%	(49.3	)pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.
**	Not meaningful

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Casino revenues	$228.4	$231.5	(1.3)%
Net revenues	306.2	307.6	(0.5)%
Income/(loss) from operations	28.2	(28.7)		**
Operating margin*	9.2%	(9.3)%	18.5	pts

*	Operating margin is calculated as income/(loss) from operations divided by net revenues for the respective period.
**	Not meaningful.

Net revenues in the nine months ended September 30, 2012 decreased $21.2 million, or 8.7%, from 2011 due to a decline in casino revenues resulting from the challenging, competitive environment in the region. Loss from operations in the nine months ended September 30, 2012 was $80.7 million, compared with income from operations of $31.9 million. This change was due mainly to non-cash intangible asset impairment charges of $103.0 million recorded in the third quarter of 2012, comprised of $72.0 million related to goodwill and $31.0 million related to gaming rights, coupled with the income impact of lower revenues.

Net revenues in our Other Nevada region for the year ended December 31, 2011 decreased slightly from 2010, due to a decrease in trips and spend per trip. Income/(loss) from operations improved by $56.9 million for the year ended December 31, 2011 from 2010 primarily due to a $49.0 million decrease in impairment charges related to goodwill and other non-amortizing intangible assets, and lower property operating expenses.

Managed, International and Other

For the nine months ended September 30, 2012 and 2011, the Managed region includes companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland, which opened in May 2012, and Caesars Windsor, and the results of Thistledown Racetrack, LLC (“Thistledown”) through August 2012 when the racetrack was contributed to Rock Ohio Caesars, LLC (“ROC”), a joint venture in which Caesars holds a 20% ownership interest. Subsequent to August 2012, the Managed region includes the results of the subsidiary that manages Thistledown. The International region includes the results of Caesars’ international operations. The Other region is comprised of corporate expenses, including administrative, marketing, and development costs, and income from certain non-consolidated affiliates.

	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011
Net revenues
Managed	$62.0	$36.9	68.0%
International	340.6	336.2	1.3%
Other	97.4	95.7	1.8%

Total net revenues	$500.0	$468.8	6.7%

Income/(loss) from operations
Managed	$3.0	$5.0	(40.0)%
International	(89.0)	19.7	**
Other	(205.6)	(109.7)	(87.4)%

Total loss from operations	$(291.6)	$(85.0)	(243.1)%

**	Not meaningful.

For the years ended December 31, 2011 and 2010, Managed, International and Other results include our three Managed, Indian-owned casinos and Thistledown Racetrack, the results of our International properties, and Other, which is comprised of corporate expenses, including administrative, marketing and development costs; and income from certain non-consolidated affiliates.

	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2011	2010
Net revenues
Managed	$48.1	$43.9	9.6%
International	462.1	431.1	7.2%
Other	128.7	125.9	2.2%

Total net revenues	$638.9	$600.9	6.3%

Income/(loss) from operations
Managed	$6.0	$11.9	(49.6)%
International	38.8	10.5	*
Other	(137.4)	(137.8)	0.3%

Total loss from operations	$(92.6)	$(115.4)	19.8%

*	Not meaningful

In the nine months ended September 30, 2012, net revenues for the region increased $31.2 million, or 6.7%, from 2011 due mainly to increased revenues from the May 2012 opening of a new managed casino, Horseshoe Cleveland. Loss from operations increased $206.6 million, or 243.1%, in the nine months ended September 30, 2012 from 2011, due mainly to an increase in corporate expense, non-cash intangible asset impairment charges of $124.0 million recorded in the third quarter of 2012 quarter related to trademarks, and impairment charges recorded in the second quarter of 2012, consisting of a $33.0 million intangible asset impairment related to trademarks and a tangible asset impairment of $101.0 million related to the Macau land concessions, partially offset by a decrease in write-downs, reserves, and project opening costs, net of recoveries resulting from lower costs associated with efficiency projects. Increases in corporate expenses were attributable to the consolidation of certain functions at corporate and increased stock-based compensation expense. Partly offsetting these unfavorable items was the income impact from higher revenues in our managed businesses.

Net revenues in the Managed, International, and Other businesses, for the year ended December 31, 2011, increased $38.0 million, or 6.3%, from 2010 due mainly to increases in spend per trip at CEOC’s Uruguay and London Clubs properties. Net revenues for the year ended December 31, 2011 increased despite declines experienced by our two properties in Egypt due to uprisings earlier in the year. Loss from operations decreased $22.8 million, or 19.8%, from 2010, mainly due to the strong performance of our international businesses and a $12.0 million decrease from 2010 in impairment charges related to goodwill and other non-amortizing intangible assets, partially offset by lower results at Thistledown Racetrack.

Other Factors Affecting Net Income

Expense/(income) (In millions)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
	2012	2011
Interest expense, net of interest capitalized	$1,509.7	$1,381.7	(9.3)%
Benefit for income taxes	(563.2)	(308.8)	82.4%
Income from discontinued operations, net of income taxes	(28.5)	(35.2)	(19.0)%

Expense/(Income) (In millions)	Year Ended December 31,		Percentage Favorable/ (Unfavorable)
	2011	2010
Interest expense, net of interest capitalized	$2,030.9	$1,782.0	14.0%
Other income, including interest income	(24.1)	(40.9)	(41.1)%
Benefit for income taxes	(563.0)	(516.8)	8.9%
Income from discontinued operations, net of income taxes	45.8	39.8	15.1%

Interest Expense, net of interest capitalized

Interest expense net of interest capitalized, increased by $128.0 million, or 9.3% for the nine months ended September 30, 2012 from 2011, due primarily to higher interest rates as a result of extending the maturities of our debt combined with higher debt balances compared with the year-ago period, and a $74.6 million decrease in mark-to-market gains on derivatives resulting from $10.9 million of losses in 2012 compared with gains of $63.7 million in 2011, and the write off of deferred financing costs and debt discounts associated with debt transactions completed in the nine months ended September 30, 2012.

Interest expense is reported net of interest capitalized of $27.5 million and $12.2 million for the nine months ended September 30, 2012 and 2011, respectively. Interest capitalized in 2012 is primarily related to the Project Linq. Cash paid for interest was $1,047.9 million and $946.0 million for the nine months ended September 30, 2012 and 2011, respectively.

Interest expense, net of interest capitalized, increased by $248.9 million for the year ended December 31, 2011, compared to the same period in 2010. Interest expense, net of interest capitalized, is reported net of interest capitalized of $22.7 million and $1.3 million for 2011 and 2010, respectively. The majority of the interest capitalized in 2011 relates to the completion of the Octavius Tower at Caesars Palace Las Vegas. Prior to the consideration of interest capitalized, interest expense increased by $270.3 million for 2011, compared to 2010 due primarily to removing the cash flow hedging designation for all swap agreements and reclassifying $183.2 million of deferred losses recorded in Accumulated Other Comprehensive Loss (“AOCL”) to interest expense as well as additional interest expense associated with new debt issuances. Interest expense for 2011, as a result of interest rate swap agreements and interest rate cap agreement, includes (i) $56.7 million of gains due to measured ineffectiveness for derivatives designated as hedging instruments; (ii) $15.5 million of gains due to changes in fair value for derivatives not designated as hedging instruments; and (iii) $238.6 million of expense due to amortization and reclassification of deferred losses frozen in AOCL.

Other income, including interest income

As a result of the cancellation of our debt investment in certain predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, CEOC recognized a gain of $7.1 million to adjust our investment to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in other income, including interest income, in our Condensed Combined Statement of Operations for the year ended December 31, 2010. In addition, other income for all periods presented included insurance policy proceeds related to the CEOC’s deferred compensation plan.

Benefit for income taxes

The effective tax rate benefit for the nine months ended September 30, 2012 and September 30, 2011 was 32.6% and 35.1%, respectively. The primary cause of the difference in tax rates relates to the negative impact of nondeductible goodwill impairments incurred in 2012.

For the year ended December 31, 2011, we recorded an income tax benefit of $563.0 million on loss from continuing operations before income taxes of $1,377.8 million, compared with an income tax benefit of $516.8 million on loss from continuing operations before income taxes of $1,399.7 million for 2010.

The income tax benefit for 2011 was impacted by (i) a deferred tax benefit of $29.4 million from the correction of an error in the deferred tax liabilities primarily relating to transaction costs incurred in connection with the acquisition in 2008 that were incorrectly recorded in 2008 and not properly adjusted upon the 2009 receipt of the final transaction cost reports, (ii) state deferred tax benefits resulting from the reorganization of certain of CEOC’s state operations, and (iii) other discrete items. The income tax benefit for 2010 was favorably impacted by the effects of state income tax benefits and other discrete items.

Liquidity And Capital Resources

Cost Savings Initiatives

CEC has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels through its implementation of “Project Renewal,” an initiative designed to reinvent certain aspects of CEOC’s functional and operating units to gain significant further cost reductions and streamline its operations. As a part of Project Renewal, Caesars designed a shared-services organization that will enable more efficient decision making and sharing of best practices. Caesars anticipates that CEOC will have a permanently lower cost structure and will benefit from greater concentration of specified talent and quicker decision making.

In accordance with our shared-services agreement with CEC, we estimate that Project Renewal and other cost-savings programs produced $94.7 million in incremental cost savings for nine months ended September 30, 2012 when compared to the same period in 2011 and $188.2 million in incremental cost savings for the year ended December 31, 2011 when compared with 2010. Additionally, as of September 30, 2012, we expect that these cost-savings programs will produce additional annual cost savings of $146.4 million, based on the full impact of current projects that are in process. As we firm up cost reduction activities this figure could change.

Capital Spending and Development

In January 2012, we received notice that the minority owners of Chester Downs and Marina, LLC (“Chester Downs”) elected to exercise their put rights thereby requiring us to purchase from the minority owners 90% of their interest in Chester Downs for consideration of $9.6 million. We consummated this purchase on February 14, 2012. As a result, we now have a 99.5% ownership interest in this property.

In August 2012, Caesars Ohio Investment, LLC (“COI”) sold a 53.39% interest in Thistledown to Rock Ohio Ventures, LLC (formerly Rock Gaming, LLC) (“Rock”) for $28.6 million. Effectively concurrent with this sale, COI contributed their remaining 46.61% interest in Thistledown to ROC in exchange for additional equity interests. Immediately subsequent to these transactions, Rock purchased equity interests in ROC from COI for $14.3 million to retain an 80% ownership interest in ROC. CEOC recognized an $11.0 million gain on these transactions.

We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria.

Our planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.

Our capital spending for the nine months ended September 30, 2012 totaled $278.9 million, which includes an increase of $32.4 million of construction payables. Our capital spending for the year ended December 31, 2011 totaled $248.9 million, which includes an increase of $21.0 million of construction payables. Estimated total capital expenditures for 2012, including 2012 expenditures associated with Project Linq, are expected to be between $480.0 million and $510.0 million.

Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities and established debt programs, while cash used for development projects, including projects currently under development as well as additional projects being pursued, is typically funded from established debt programs, specific project financing, and additional debt offerings. As a result of the sale of Harrah’s St. Louis, CEOC expects to use the net proceeds from the sale to fund capital expenditures. Proceeds not used for capital expenditures are required to be used to purchase certain outstanding debt obligations.

Liquidity

Our cash and cash equivalents, excluding restricted cash, totaled $988.8 million at September 30, 2012 compared to $600.0 million at December 31, 2011. Restricted cash totaled $974.6 million at September 30, 2012, the current portion of which includes the $750.0 million of proceeds from our August 2012 debt offering that were held in escrow until October 5, 2012, when escrow conditions were satisfied and CEOC assumed the liability. Nearly all of the remaining restricted cash consists of cash reserved under loan agreements for development projects and certain expenditures incurred in the normal course of business, such as interest service, real estate taxes, property insurance, and capital improvements. The net proceeds generated from the sale of Harrah’s St. Louis are expected to be utilized to fund capital expenditures. Proceeds not used for capital expenditures are required to be used to purchase certain outstanding debt obligations. Our cash flows from operating, investing, and financing activities associated with Harrah’s St. Louis, which is defined as discontinued operations for the nine months ended September 30, 2012, are included in our consolidated condensed statements of cash flows.

We are a highly leveraged company and a substantial portion of our operating cash flows are used to fund debt service. As of September 30, 2012, we had $17,412.1 million book value of indebtedness outstanding, including capital lease indebtedness. This amount includes the August 2012 debt offering of $750.0 million which is classified as current in our consolidated condensed balance sheet at September 30, 2012 due to escrow conditions not being satisfied as of that date. On October 5, 2012, the escrow conditions were satisfied and the debt was reclassified to long-term. Cash paid for interest for the nine months ended September 30, 2012 was $1,047.9 million and was $1,584.2 million for the year ended December 31, 2011. Payments of short-term debt obligations, other than the $750.0 million above, and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Our operating cash inflows are typically used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, or, if necessary, additional debt or equity offerings.

In addition to cash flows from operations, available sources of cash include amounts available under our current revolving credit facility. At September 30, 2012, our additional borrowing capacity under the revolving credit facility was $975.5 million. After taking into account the extensions, repayments and commitment reductions described in Liquidity and Capital Resources—Capital Resources—Credit Agreement section that follows herein, there was $2,797.7 million face value of B-6 term loans outstanding, $1,026.4 million face value of B-1, B-2 and B-3 term loans outstanding with a maturity of January 28, 2015, $489.4 million of revolving commitments outstanding with a maturity of January 28, 2014 and $31.1 million of revolving commitments outstanding with a maturity of January 28, 2017.

In recent years, we have not been generating sufficient operating cash flows to fund our investing activities, requiring us to fund our investments with additional financing. Our ability to fund our operations, pay our debt and debt service obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities.

On February 3, 2012, Chester Downs and Marina, LLC (“Chester Downs”), a wholly-owned subsidiary of CEOC, issued $330.0 million aggregate principal amount of 9.25% senior secured notes due 2020 through a private placement. Chester Downs used $232.4 million of the proceeds of the notes to repay its existing term loan plus accrued interest and a prepayment penalty. The remaining proceeds were used to make a distribution to Chester Downs’ managing member, Harrah’s Chester Downs Investment Company, LLC, a wholly-owned subsidiary of CEOC, and for other general corporate purposes.

In February 2012, Caesars Operating Escrow LLC and Caesars Escrow Corporation, wholly owned subsidiaries of CEOC, completed the offering of $1,250.0 million aggregate principal amount of 8.5% senior secured notes due 2020, the proceeds of which were placed into escrow. On March 1, 2012, the escrow conditions were satisfied and CEOC assumed the notes. CEOC used $1,095.6 million of the net proceeds from this transaction to repay a portion of its credit facilities in connection with the amendment discussed below.

On August 22, 2012, the Escrow Issuers completed a private offering of $750.0 million aggregate principal amount of the Existing First Lien Notes, the proceeds of which were placed into escrow. On October 5, 2012, the escrow conditions were satisfied and CEOC assumed the indenture, dated as of August 22, 2012, that governs the Existing First Lien Notes and the Existing First Lien Notes and related obligations.

On October 5, 2012, CEOC consummated extension transactions with lenders under its Credit Facilities pursuant to which CEOC (i) extended the maturity of $957.5 million aggregate principal amount of B-1, B-2 and B-3 term loans held by consenting lenders from January 28, 2015 to January 28, 2018, which are new B-6 term loans; (ii) converted $276.6 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to B-6 term loans; and (iii) extended the maturity of $12.2 million aggregate principal amount of original maturity revolver commitments held by consenting lenders who elected not to convert their commitments to term loans, from January 28, 2014 to January 28, 2017 and increased the interest rate and the undrawn commitment fee with respect to such extended revolver commitments. The Term B-6 Loans have a springing maturity to April 14, 2017 if more than $250.0 million of CEOC’s 11.25% Senior Secured Notes due 2017 remain outstanding on April 14, 2017. As a result of these transactions, CEOC repaid $478.8 million principal amount of term loans of extending lenders and terminated $144.4 million principal amount of revolving commitments of extending lenders.

On October 29, 2012, CEOC consummated extension transactions under its Credit Facilities pursuant to which CEOC converted $150.0 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to B-6 term loans. As a result of these transactions, CEOC repaid $75.0 million principal amount of term loans of extending lenders, terminated $150.0 million principal amount of revolving commitments of extending lenders, and increased the amount of outstanding B-6 term loans by $75.0 million.

On November 27, 2012, CEOC consummated additional extension transactions under its Credit Facilities pursuant to which CEOC converted approximately $117.7 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to B-6 term loans. As a result of these transactions, CEOC repaid approximately $58.8 million principal amount of term loans of extending lenders, terminated approximately $117.7 million principal amount of revolving commitments of extending lenders, and increased the amount of outstanding B-6 term loans by approximately $117.7 million.

In addition to the foregoing, CEOC may elect to extend and/or convert additional term loans and/or revolver commitments from time to time.

In November 2012, Corner entered into a $185.0 million, seven year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% to fund the conversion of Bill’s Gamblin’ Hall & Saloon into a boutique lifestyle hotel that includes a dayclub/nightclub. The conversion will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. We will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. The renovated hotel, casino, and restaurant are expected to open in December 2013 and the dayclub/nightclub is expected to open in April 2014.

In September 2007, we acquired Macau Orient Golf (renamed Caesars Golf Macau) in a transaction which included rights under a land concession for a 175 acre golf course on Cotai in Macau for a total consideration of approximately $577.7 million. In the second quarter of 2012, we determined that it is more likely than not that we will divest our investment in the entities holding rights to the golf course land. As a result, we performed an impairment assessment on this investment and recorded an impairment charge of $101.0 million.

We have been actively pursuing the sale of Caesars Golf Macau, including hiring a broker to solicit interest. We have had several indications of interest to purchase the entities holding rights to the golf course land. We anticipate that the consideration we would receive in any such sale would be significantly less than our initial investment.

We can give you no assurances as to when or if we will be able to sell the entities holding rights to the golf course land. Any transaction would be subject to customary conditions to closing and any other terms we may negotiate with a buyer.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation. CEC has recently begun to consider a strategic transaction regarding certain of its assets that are not part of the collateral package under CEOC’s debt agreements, in which the Sponsors would participate and CEC’s other shareholders would have the opportunity to participate. However, there are no commitments with respect to any such transaction and we cannot assure you that any such transaction will be entered into or consummated or, if consummated, the impact the transaction would have on us.

Capital Resources

The majority of our long-term debt is due in 2015 and beyond. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, or, if necessary, additional debt offerings.

The following table presents our outstanding debt as of September 30, 2012 and December 31, 2011:

Detail of Debt (dollars in millions)	Final Maturity		Rate(s) at Sept. 30, 2012	Face Value at Sept. 30, 2012	Book Value at Sept. 30, 2012	Book Value at Dec. 31, 2011
Credit Facilities
Term Loans B1-B3	2015		3.22%	$1,985.7	$1,985.7	$5,000.5
Term Loan B4	2016		9.50%	972.5	956.1	961.2
Term Loan B5	2018		4.47%	1,222.7	1,218.7	1,218.2
Term Loan B6	2018		5.47%	2,044.9	2,027.9	—
Revolving Credit Facility	2014		—	—	—	155.0
Revolving Credit Facility	2017		—	—	—	—
Secured Debt
Senior Secured Notes	2017		11.25%	2,095.0	2,058.7	2,054.6
Senior Secured Notes	2020		8.50%	1,250.0	1,250.0	—
Senior Secured Notes	2020	(a)	9.00%	750.0	750.0	—
Second-Priority Senior Secured Notes	2018		12.75%	750.0	742.7	742.1
Second-Priority Senior Secured Notes	2018		10.00%	4,553.1	2,224.6	2,131.2
Second-Priority Senior Secured Notes	2015		10.00%	214.8	171.2	164.2
Chester Downs term loan	2016		—	—	—	221.3
Chester Downs Senior Secured Notes	2020		9.25%	330.0	330.0	—
PHW Las Vegas Senior Secured Loan	2015	(b)	3.10%	515.6	433.0	417.9
Linq/Octavius Senior Secured Loan	2017		9.25%	450.0	446.3	445.9
Subsidiary-guaranteed Debt
Senior Notes	2016		10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes	2018		10.75%/11.5%	13.2	13.2	11.7
Unsecured Senior Debt
5.375%	2013		5.375%	125.2	114.5	108.6
7.0%	2013		7.00%	0.6	0.6	0.6
5.625%	2015		5.625%	791.8	655.4	624.9
6.5%	2016		6.50%	573.2	456.8	439.3
5.75%	2017		5.75%	538.8	390.6	375.7
Floating Rate Contingent Convertible Senior Notes	2024		0.57%	0.2	0.2	0.2
Other Unsecured Borrowings
Special improvement district bonds	2037		5.30%	64.3	64.3	65.7
Note payable to Caesars Entertainment	2014		3.28%	616.4	616.4	322.1
Other	Various		Various	0.4	0.4	0.4
Capitalized Lease Obligations	to 2014		1.10%-9.49%	26.2	26.2	13.6

Total debt				20,363.2	17,412.1	15,953.5
Current portion of long-term debt(a)				(791.8)	(788.3)	(40.4)

Long-term debt				$19,571.4	$16,623.8	$15,913.1

(a)	Represents the note offering that occurred in August 2012. Although the notes mature in 2020, they are classified as short-term debt obligations within our September 30, 2012 balance sheet because the escrow conditions were not met as of that date.
(b)	Assumes the exercise of an extension option to move the maturity from 2013 to 2015, subject to certain conditions.

As of September 30, 2012 and December 31, 2011, book values are presented net of unamortized discounts of $2,951.1 million and $3,135.0 million, respectively.

Our current maturities of debt include required interim principal payments on certain Term Loans, the special improvement district bonds, and capitalized lease obligations. The current portion of long-term debt at September 30, 2012 also includes $750.0 million and $0.6 million of 9.0% senior secured notes and 7.0% unsecured senior debt, respectively.

CEC established a revolving credit facility in favor of CEOC pursuant to which CEC will make one or more unsecured loans to CEOC in a maximum principal amount not to exceed $1,000.0 million outstanding at any time. The entire outstanding amount, plus any accrued and unpaid interest, matures on November 14, 2017, and bears interest at a rate per annum equal to LIBOR, as defined in the CEOC Credit Agreement, plus 3.0%. Interest is payable annually in arrears or, at CEOC’s election such interest may be added to the loan balance owed to CEC. There was $322.1 million outstanding under the agreement at December 31, 2011. As a result of net borrowings of $294.3 million during the nine months ended September 30, 2012, there was $616.4 million outstanding under the agreement at September 30, 2012.

Credit Agreement

In connection with the Acquisition, CEOC entered into the senior secured credit facilities (the “Credit Facilities”). This financing is neither secured nor guaranteed by CEC’s other direct, wholly-owned subsidiaries.

In May 2011, CEOC amended its Credit Facilities to, among other things: (i) allow CEOC to buy back loans from individual lenders at negotiated prices at any time, which may be less than par, (ii) allow CEOC to extend the maturity of term loans or revolving commitments, as applicable, and for CEOC to otherwise modify the terms of loans or revolving commitments in connection with such an extension, and (iii) modify certain other provisions of the Credit Facilities. CEOC also extended its Credit Facilities by (i) converting $799.4 million of B-1, B-2 and B-3 term loans held by consenting lenders to B-5 term loans with an extended maturity date of January 28, 2018 and a higher interest rate with respect to such extended term loans (the “Extended Term Loans”) and (ii) converting $423.3 million of revolver commitments held by consenting lenders into Extended Term Loans.

In March 2012, CEOC amended its Credit Facilities to, among other things, (i) extend the maturity of $2,731.4 million of B-1, B-2 and B-3 term loans held by consenting lenders from January 28, 2015 to January 28, 2018 and increase the interest rate with respect to such extended term loans (the “Term B-6 Loans”); (ii) convert $82.3 million of original maturity revolver commitments held by consenting lenders to Term B-6 Loans and promptly following such conversion, repay $1,095.6 million of B-1, B-2, B-3 and B-6 term loans; (iii) extend the maturity of $25.0 million original maturity revolver commitments from January 28, 2014 to January 28, 2017 and increase the interest rate and the undrawn commitment fee with respect to such extended revolver commitments and terminate $6.3 million of original maturity revolver commitments; and (iv) modify certain other provisions of the Credit Facilities. In addition to the foregoing, CEOC may elect to extend and/or convert additional term loans and/or revolver commitments from time to time.

During the second and third quarters of 2012, CEOC extended the maturity on an additional $123.5 million of B-1, B-2, and B-3 term loans and converted another $47.3 million of original maturity revolver commitments to Term B-6 Loans.

As of September 30, 2012, our Credit Facilities provide for senior secured financing of up to $7,296.8 million, consisting of (i) senior secured term loans in an aggregate principal amount of $6,225.8 million comprised of $1,985.7 million maturing on January 28, 2015, $972.5 million maturing on October 31, 2016, and $3,267.6 million maturing on January 28, 2018 and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $1,071.0 million, with $1,046.0 million maturing January 28, 2014 and $25.0 million maturing on January 28, 2017, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $3.7 million, with the balance due at maturity. As of September 30, 2012, $95.5 million of the revolving credit facility is committed to outstanding letters of credit. After consideration of the letter of credit commitments, $975.5 million of additional borrowing capacity was available to CEOC under its revolving credit facility as of September 30, 2012.

On October 5, 2012, CEOC consummated extension transactions with lenders under its Credit Facilities pursuant to which CEOC (i) extended the maturity of $957.5 million aggregate principal amount of B-1, B-2 and

B-3 term loans held by consenting lenders from January 28, 2015 to January 28, 2018, which are new B-6 term loans; (ii) converted $276.6 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to B-6 term loans; and (iii) extended the maturity of $12.2 million aggregate principal amount of original maturity revolver commitments held by consenting lenders who elected not to convert their commitments to term loans, from January 28, 2014 to January 28, 2017 and increased the interest rate and the undrawn commitment fee with respect to such extended revolver commitments. The Term B-6 Loans have a springing maturity to April 14, 2017 if more than $250.0 million of CEOC’s 11.25% Senior Secured Notes due 2017 remain outstanding on April 14, 2017. As a result of these transactions, CEOC repaid $478.8 million principal amount of term loans of extending lenders and terminated $144.4 million principal amount of revolving commitments of extending lenders.

On October 29, 2012, CEOC consummated extension transactions under its Credit Facilities pursuant to which CEOC converted $150.0 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to B-6 term loans. As a result of these transactions, CEOC repaid $75.0 million principal amount of term loans of extending lenders, terminated $150.0 million principal amount of revolving commitments of extending lenders, and increased the amount of outstanding B-6 term loans by $75.0 million.

On November 27, 2012, CEOC consummated additional extension transactions under its Credit Facilities pursuant to which CEOC converted approximately $117.7 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to B-6 term loans. As a result of these transactions, CEOC repaid approximately $58.8 million principal amount of term loans of extending lenders, terminated approximately $117.7 million principal amount of revolving commitments of extending lenders, and increased the amount of outstanding B-6 term loans by approximately $117.7 million.

In addition to the foregoing, CEOC may elect to extend and/or convert additional term loans and/or revolver commitments from time to time.

PHW Las Vegas senior secured loan

In February 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, which owns the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The outstanding amount is secured by the assets of PHW Las Vegas and is non-recourse to other subsidiaries of CEOC.

In connection with the transaction and the assumption of debt, PHW Las Vegas entered into the Amended and Restated Loan Agreement with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). On October 26, 2011, we exercised the option to extend the PHW Las Vegas senior secured loan to 2013. The loan contains an additional extension option which if exercised, would extend its maturity until April 2015. The conditions to extend the maturity date are (i) no default or event of default on the date that notice of the extension is given and on the first extended maturity date of December 9, 2013, (ii) notice of the election of the extension, (iii) the purchase of an interest rate cap (or provision of an acceptable alternative letter of credit or other support) with a strike price such that our Debt Service Coverage Ratio is at least 1.10:1.00 as of the first extended maturity date, and (iv) the ratio of (a) the Adjusted Net Cash Flow (defined as gross income from operations less operating expenses less 3% of gross income from operations) for the trailing twelve calendar month period to (b) the outstanding principal balance of the loan as of the first extended maturity date is not less than 9%.

PHW Las Vegas is an unrestricted subsidiary of CEOC and therefore not a borrower under CEOC’s Credit Facilities. A subsidiary of CEOC manages the property for PHW Las Vegas for a fee.

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender. PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood Resort and Casino, subject to the limitations set forth in the Amended and Restated Loan Agreement and (iii) the amount of any excess cash remaining after application of the cash management provisions of the Amended and Restated Loan Agreement.

Octavius and Linq Projects

On April 25, 2011, CEOC, together with certain indirect wholly-owned subsidiaries of CEOC (the “Borrowers”) entered into a credit agreement (the “Octavius/Linq Credit Agreement”) pursuant to which the Borrowers incurred financing to complete the development pursuant to Project Octavius and Project Linq (the “Development”). The Octavius/Linq Credit Agreement provides for a $450.0 million senior secured term facility (the “Octavius/Linq Term Facility”) with a six-year maturity, which is secured by all material assets of the Borrowers. The proceeds of the Term Facility were funded during the second quarter and are included as restricted cash on CEOC’s balance sheet until drawn to pay for costs incurred in the Development. These funds are being used by the Borrowers to finance the Development and to pay fees and expenses incurred in connection with the Term Facility and the transactions related thereto.

As a condition to the provision of the Term Facility, CEOC provided a completion guarantee (the “Completion Guaranty”) with respect to the Development, which guarantees completion of the construction of the Development, availability of contemplated working capital and receipt of material permits and licenses necessary to open and operate the Development. The maximum liability of CEOC under the Completion Guarantee is $25.0 million in respect of Project Octavius and $75.0 million in respect of Project Linq.

In connection with the Development and the Term Facility, CEOC contributed the existing Octavius Tower and related assets to one of the Borrowers, the book value of which was $312.0 million. In August 2011, CEOC completed the contribution of the existing O’Shea’s casino (adjacent to the Flamingo Las Vegas) and related real property and other assets comprising the components of Project Linq to one of the Borrowers, the book value of which was $319.2 million. In connection with Project Octavius, one of the Borrowers leases the Octavius Tower to a wholly-owned subsidiary of CEOC. Upon completion of Project Linq, one of the Borrowers will lease the gaming space in Project Linq to a wholly-owned subsidiary of CEOC. The total lease payments will be $50.0 million annually once the Development is open. As described above, CEOC has guaranteed certain of the obligations of the lessees under the Project Octavius and Project Linq leases.

Pursuant to the Octavius/Linq Credit Agreement, CEOC is required to make cash contributions to the Borrowers from time to time to fund a total equity commitment to the Development of $76.0 million. In addition, from time to time, CEOC may be required to make additional cash contributions to the Borrowers to fund certain portions of the Development upon the occurrence of certain conditions. In addition to potential contributions pursuant to the Completion Guaranty, CEOC has guaranteed all payments of interest under the Term Facility until the commencement of operations of the Octavius Tower and Project Linq and guaranteed the performance of the Borrowers of the first lien leverage ratio maintenance covenant (the “Performance Guarantee”) by agreeing, upon certain conditions, to make cash equity contributions to the Borrowers from time to time pursuant to the terms of the Term Facility. The maximum liability of CEOC under the performance guarantee is $50.0 million. Except in the circumstances described above, neither CEC nor CEOC has any material obligations under the Term Facility, and the Term Facility is non-recourse to CEC or to CEOC.

The Octavius/Linq Credit Agreement requires that the Borrowers maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements, interest service, taxes and insurance. Amounts deposited into the specified reserve funds represent restricted cash. In addition the Octavius/Linq Credit Agreement requires up to 50.0% of excess cash flow (as defined in the agreement), depending on the Senior Secured Leverage Ratio for that period, be applied to prepay the Term Facility.

Bill’s Gamblin’ Hall & Saloon Financing

In November 2012, Corner entered into a $185.0 million, seven year senior secured credit facility (the “Bill’s Term Facility”) bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% to fund the conversion of Bill’s Gamblin’ Hall & Saloon into a boutique lifestyle hotel that includes a dayclub/nightclub. The conversion will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. We will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. The renovated hotel, casino, and restaurant are expected to open in December 2013 and the dayclub/nightclub is expected to open in April 2014.

Other Financing Transactions

In February 2012, Chester Downs issued $330.0 million aggregate principal amount of 9.25% senior secured notes due 2020 through a private placement. Chester Downs used $232.4 million of the proceeds of the notes to repay its existing term loan plus accrued interest and a prepayment penalty. The remaining proceeds were used to make a distribution to Chester Downs’ managing member, Harrah’s Chester Downs Investment Company, LLC, a wholly-owned subsidiary of CEOC, and for other general corporate purposes.

In February 2012, Caesars Operating Escrow LLC and Caesars Escrow Corporation, wholly-owned unrestricted subsidiaries of CEOC, completed the offering of $1,250.0 million aggregate principal amount of 8.5% senior secured notes due 2020 (the “8.5% notes”), the proceeds of which were placed into escrow. On March 1, 2012, the escrow conditions were satisfied and CEOC assumed the 8.5% notes. CEOC used $1,095.6 million of the net proceeds from this transaction to repay a portion of its senior secured term loans under the Credit Facilities in connection with the March 2012 amendment discussed above.

In August 2012, Caesars Operating Escrow LLC and Caesars Escrow Corporation, wholly-owned unrestricted subsidiaries of CEOC, completed the offering of $750.0 million aggregate principal amount of Existing First Lien Notes, the proceeds of which were placed into escrow and recorded as restricted cash. On October 5, 2012, the escrow conditions were satisfied and CEOC assumed the Existing First Lien Notes. CEOC used $478.8 million of the net proceeds from this transaction to repay a portion of its senior secured term loans under the Credit Facilities in connection with the extension transactions occurring subsequent to September 30, 2012 as described under “Capital Resources—Credit Agreement” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Exchange Offers, Debt Repurchases and Open Market Purchases

From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions, or otherwise. These purchases will be funded through available cash from operations and from our established debt programs. Such purchases are dependent on prevailing market conditions, CEOC’s liquidity requirements, contractual restrictions and other factors.

Interest and Fees

Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans and the Extended Term Loans, bear interest at a rate equal to the then-current LIBOR rate, or at a rate equal to the alternate base rate, in each case plus an applicable margin. Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of (i) the then-current LIBOR rate or (ii) 2.0%; in each case plus an applicable margin. Borrowings under the Extended Term Loans bear interest at a rate equal to either the alternate base rate or the then-current LIBOR rate, plus an applicable margin.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility.

Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt, which is fixed-rate debt, have semi-annual interest payments, with the majority of those payments on June 15 and December 15.

The amount outstanding under the PHW Las Vegas senior secured loan bears interest at a rate per annum equal to LIBOR plus 2.859%. A subsidiary of CEOC owns interest-only participations in a portion of the PHW Las Vegas senior secured loan that bear interest at a fixed rate equal to 1.59% per year.

The Octavius/Linq Term Facility bears interest at a rate equal to either the alternate base rate, plus an applicable margin or the greater of (i) the then-current LIBOR rate or (ii) 1.25%, in each case plus an applicable margin. At December 31, 2011, borrowings under the agreement bore interest at the minimum base rate of 1.25%, plus 800 basis points.

The Bill’s Term Facility bears interest at a rate equal to either the alternate base rate, plus an applicable margin or the greater of (i) the then-current LIBOR rate or (ii) 1.25%, in each case plus an applicable margin.

Collateral and Guarantors

CEOC’s Credit Facilities are guaranteed by CEC, and are secured by a pledge of CEOC’s capital stock, and by substantially all of the existing and future property and assets of CEOC and its material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of CEOC’s material, wholly-owned domestic subsidiaries and 65.0% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s Council Bluffs
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Horseshoe Council Bluffs/
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Bluffs Run
Bill’s Gamblin’ Hall & Saloon		Horseshoe Bossier City
Harrah’s Tunica
Horseshoe Tunica
Tunica Roadhouse Hotel & Casino

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

In connection with PHW Las Vegas’ Amended and Restated Loan Agreement, CEC entered into a Guaranty Agreement (the “Guaranty”) for the benefit of the Lender pursuant to which CEC guaranteed to the Lender certain recourse liabilities of PHW Las Vegas. CEC’s maximum aggregate liability for such recourse liabilities is limited to $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by CEC or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to CEOC, to the full extent of the actual benefit received by CEOC. Pursuant to the Guaranty, CEC is required to maintain a net worth or liquid assets of at least $100.0 million.

As a condition to the provision of the Octavius/Linq Term Facility, CEC provided a Completion Guaranty. CEC’s maximum liability under this Completion Guarantee is $25.0 million in respect of Project Octavius and $75.0 million in respect of Project Linq.

As a condition to the provision of the Bill’s Term Facility, CEC provided a completion guarantee. CEC’s maximum liability under this completion guarantee is $20.0 million.

Restrictive Covenants and Other Matters

The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting CEOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell, or otherwise dispose of all or any part of its assets or to purchase, lease, or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

CEC is not bound by any financial or negative covenants contained in CEOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of CEOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default, the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

The PHW Las Vegas senior secured loan requires that CEOC maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements, interest service, taxes, and insurance. Certain amounts deposited into the specified reserve funds represent restricted cash.

Each of the Octavius/Linq Term Facility and the Bills Term Facility requires compliance by the applicable borrower(s) under such facility with a maximum net senior secured first lien debt leverage ratio that is tested on a quarterly basis. In addition, each facility includes negative covenants of a similar nature as the negative covenants in the Credit Facilities. The covenants in these facilities are not applicable to CEC, CEOC or other subsidiaries of CEOC.

See the “Debt Covenant Compliance” section in this Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows for details regarding certain covenants contained in CEOC’s credit agreement.

The indenture and other agreements governing our first-priority senior secured notes and second priority senior secured notes limit CEOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to CEOC only, engage in any business or own any material asset other than all of the equity interest of CEOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Guarantees Of Third Party Debt And Other Obligations And Commitments

Material changes to our aggregate indebtedness are described under “Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. At September 30, 2012, our estimated interest payments for the years ended December 31, 2012 through 2016 are approximately $424 million, $1,681 million, $1,643 million, $1,417 million and $1,259 million, respectively, and our estimated interest payments thereafter are approximately $1,801 million.

As of September 30, 2012, there have been no material changes outside the ordinary course of business to our other known contractual obligations, which were disclosed in the Supplemental Discussion of Caesars Entertainment Operating Company Results filed as Exhibit 99.1 to CEC’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference into this offering memorandum.

Debt Covenant Compliance

Certain of our borrowings have covenants and requirements that include, among other things, the maintenance of specific levels of financial ratios. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. Specifically, our senior secured credit facilities require us to maintain a senior secured leverage ratio of no more than 4.75 to 1.0, which is the ratio of senior first priority secured debt to last twelve months (“LTM”) Adjusted EBITDA-Pro Forma—CEOC Restricted. This ratio excludes up to $2,200.0 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned. This ratio also reduces the amount of senior first priority secured debt by the amount of unrestricted cash on hand. As of September 30, 2012, our senior secured leverage ratio was 4.02 to 1.0.

We are in compliance with our senior secured credit facilities and indentures, including the senior secured leverage ratio, as of September 30, 2012. In order to comply with the quarterly senior secured leverage ratio in the future, CEOC will need to achieve a certain amount of Adjusted EBITDA—Pro- Forma—CEOC Restricted and/or reduced levels of total senior secured net debt (total senior secured debt less unrestricted cash). The factors that could impact the foregoing include (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) ability to effect cost-savings initiatives, (c) asset sales, (d) issuing additional second lien or unsecured debt, or project financing, (e) equity financings, (f) delays in development project spending, or (g) a combination thereof. In addition, under certain circumstances, our senior secured credit facilities allow us to apply cash contributions received as an increase to Adjusted EBITDA if we are unable to meet our Senior Secured Leverage Ratio. However, there is no guarantee that such contributions will be forthcoming.

Based upon the CEOC’s current operating forecast, as well as our ability to achieve one or more of the factors noted above, CEOC believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. As discussed earlier in “Recent Events”, we continue to assess the impact of Hurricane Sandy on our forecasted results of operations and Adjusted EBITDA in the Atlantic City region, which includes three properties in Atlantic City and Harrah’s Philadelphia that are owned by CEOC’s subsidiaries. If CEOC was unable to maintain compliance with the senior secured leverage ratio and CEOC failed to remedy a default pursuant to the terms of its senior secured credit facilities, there would be an “event of default” under the senior secured credit agreement. We cannot assure you that our business will generate sufficient cash flows from operations, that we will be successful in sales of assets, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness when due. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may be required to further reduce expenses, sell additional assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation. CEC has recently begun to consider a strategic transaction regarding certain of its assets that are not part of the collateral package under CEOC’s debt agreements, in which the Sponsors would participate and CEC’s other shareholders would have the opportunity to participate. However, there are no commitments with respect to any such transaction and we cannot assure you that any such transaction will be entered into or consummated or, if consummated, the impact the transaction would have on us.

In addition, other covenants contained in our senior secured credit facilities and indentures covering our second priority senior secured notes and first priority senior secured notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet a fixed charge coverage ratio (LTM Adjusted EBITDA-Pro Forma—CEOC Restricted to fixed charges) of at least 2.0 to 1.0, a total first priority secured leverage ratio (first priority senior secured debt to LTM Adjusted EBITDA-Pro Forma—CEOC Restricted) of no more than 4.5 to 1.0 and/or a consolidated leverage ratio (consolidated total debt to LTM Adjusted EBITDA-Pro Forma—CEOC Restricted) of no more than 7.25 to 1.0. As of September 30, 2012, our total first priority secured leverage ratio and consolidated leverage ratio were 5.74 to 1.0 and 11.67 to 1.0, respectively. For the twelve months ended September 30, 2012, CEOC’s LTM Adjusted EBITDA-Pro Forma—CEOC Restricted were insufficient to cover fixed charges by $570.7 million. For purposes of calculating the fixed charge coverage ratio, fixed charges includes consolidated interest expense less interest income and any cash dividends paid on preferred stock (other than amounts eliminated in consolidation). For purposes of calculating the total first priority secured leverage ratio and the consolidated leverage ratio, the amounts of first priority senior secured debt and consolidated total debt, respectively, are reduced by the amount of unrestricted cash on hand. The covenants that provide for the fixed charge coverage ratio, total first priority secured leverage ratio and consolidated leverage ratio described in this paragraph are not maintenance covenants.

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This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events. The proposed offering is subject to a number of conditions, and there can be no assurance whether such offering will be completed on the terms discussed above or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this filing.